Exhibit 2.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
Execution Version
STOCK PURCHASE AGREEMENT
by and among
GENESYS CLOUD SERVICES, INC.,
POINTILLIST, INC.,
THE SHAREHOLDERS OF POINTILLIST, INC.
and
EQUATOR, LLC, as the Shareholders’ Representative

Dated: October 6, 2021

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Exhibits*

Exhibit A    Shareholders
Exhibit B    Form of Option Surrender Agreement
Exhibit C    Form of Escrow Agreement
Exhibit D     Form of Transition Services Agreement

*To be provided to the Securities and Exchange Commission upon request.

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STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT, dated as of October 6, 2021, by and among Genesys Cloud Services, Inc., a California corporation (“Buyer”), Pointillist, Inc., a Delaware corporation (the “Company”), the holders of all outstanding shares of capital stock of the Company listed on Exhibit A (each, a “Shareholder” and, collectively, the “Shareholders”) and Equator, LLC, a Delaware limited liability company, in its capacity as Shareholders’ Representative (the “Shareholders’ Representative”).
RECITALS
WHEREAS, Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, all of the Shareholders’ respective right, title and interest in and to all of the Capital Stock of the Company, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, the Shareholders are the only holders and owners of the issued and outstanding Common Stock and Preferred Stock, and the Common Stock and Preferred Stock represent 100% of the issued and outstanding capital stock of the Company;
WHEREAS, prior to the Closing, each Option holder will enter into an option surrender agreement, substantially in the form of Exhibit B (collectively, the “Option Surrender Agreements”);
WHEREAS, simultaneously herewith, the Company and each of [***]have executed offer letters with respect to their employment by the Company (the “Offer Letters”);
WHEREAS, prior to the Closing and simultaneously with the conversion of each Bridge Note, the holder of such Bridge Note shall deliver to the Company an executed signature page to this Agreement and become a party hereto; and
WHEREAS, on or prior to the date hereof, the Shareholders and the Company have delivered to Buyer a fairness opinion with respect to the Contemplated Transaction.
NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
Definitions and Rules of Construction
1.1.Definitions.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Accounting Arbitrator” has the meaning set forth in Section 2.5(d).
“Accrued Commissions Adjustment” means New Customers Adjustment divided by accounts receivable from New Customers as of 11:59 P.M. Eastern Time on the date immediately prior to the Closing Date multiplied by accrued commissions arising from transactions from New Customers as of 11:59 P.M. Eastern Time on the date immediately prior to the Closing Date.
“ACMs” has the meaning set forth in the definition of “Hazardous Materials.”
“Acquisition Transaction” has the meaning set forth in Section 6.4.
“Adjustment Escrow Account” has the meaning set forth in Section 2.4(c)(ii).
“Adjustment Escrow Amount” has the meaning set forth in Section 2.4(c)(ii).
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote a majority of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. The Company and its Subsidiaries shall be deemed for purposes of this Agreement Affiliates of the Shareholders prior to the Closing and of Buyer from and after the Closing.
“Aggregate Option Exercise Price” means the aggregate dollar amount of the option exercise prices relating to all Vested Options as of the Closing Date.
“Agreement” means this Stock Purchase Agreement, as it may be amended from time to time.
“Allocation Schedule” has the meaning set forth in Section 2.4(b)(ii).
“Altisource” means Altisource S.à.r.l., a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg.
“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the Contemplated Transactions, including the Escrow Agreement, the Transition Services Agreement, the Offer Letters, and the Option Surrender Agreements.
“Antitrust Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, and the rules and regulations promulgated thereunder, including the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, and the Clayton Act, as amended.
“Base Net Working Capital” means negative Seven Hundred Thirty-Four Thousand Dollars (-$734,000).
“Bridge Notes” means the convertible promissory notes in the aggregate original principal amount of $1,337,500 issued by the Company to various Persons set forth on Exhibit A to this Agreement.
“Business” has the meaning set forth in Section 6.9(a).
“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.
“Business Records” means all data and records of the respective businesses of the Company and its Subsidiaries on whatever media and wherever located.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Buyer to the Company in connection with the execution and delivery of this Agreement.
“Buyer Indemnitees” has the meaning set forth in Section 8.2(b).
“Buyer Material Adverse Effect” means any event, change, development or effect that has a material adverse effect on the ability of the Buyer to consummate the Transactions or timely fulfill its obligations hereunder.
“Cap” has the meaning set forth in Section 8.2(c).

“Capital Stock” means collectively the Common Stock and the Preferred Stock.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended, and the related rules and regulations promulgated thereunder.
“Change” or “Changes” has the meaning set forth in the definition of “Company Material Adverse Effect”.
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash” means the aggregate amount of cash on hand and in banks and cash-equivalents of the Company and its Subsidiaries as of immediately prior to Closing (net of any bank overdrafts and any issued but uncleared checks and drafts).
“Closing Certificates” means the certificates referred to in Sections 2.3(a)(ii), (vii), and (viii).
“Closing Consideration Amount” has the meaning set forth in Section 2.4(a).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Net Working Capital” means (a) (i) the sum of the total current assets (excluding Closing Cash, any income Tax assets or deferred Tax assets, right-of-use assets under operating leases and deferred commission assets) of the Company as of 11:59 P.M. Eastern Time on the date immediately prior to the Closing Date, plus (ii) the Collected First Invoice Amount, minus (iii) the Uncollected Second Invoice Amount, minus (iv) New Customers Adjustment, minus (b) (i) the sum of the total current liabilities (excluding any items constituting Closing Indebtedness, Deferred Revenue, or Company Transaction Expenses and any income Tax liabilities or deferred Tax liabilities and operating lease liabilities) of the Company as of 11:59 P.M. Eastern Time on the date immediately prior to the Closing Date, minus (ii) the Accrued Commissions Adjustment, each as calculated in accordance with GAAP applied on a basis consistent with prior periods, except as otherwise agreed upon by the parties and reflected in the Closing Date Statement.
“Closing Date Statement” has the meaning set forth in Section 2.4(b)(i).
“Closing Indebtedness” means the aggregate Indebtedness of the Company and its Subsidiaries as of immediately prior to Closing.
“Closing Option Consideration” has the meaning set forth in Section 2.1(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collected First Invoice Amount” means the amount, if any, received by the Company prior to the Closing as payment for Pointillist invoice number [***], up to a maximum of one million United States Dollars ($1,000,000).
“Commercial Software” means all commercially available off-the-shelf Software that (i) is not material to the Company, any Company Subsidiary or any of their respective businesses, (ii) has not been modified or customized for the Company or any Subsidiary, (iii) is used internally (and not licensed or sublicensed to third parties) by the Company or its Subsidiaries, (iv) is commercially available to the public as of the date hereof and (v) is licensed to the Company or any Company Subsidiary for a one-time or annual fee of $25,000 or less.
“Common Stock” means the common stock par value $0.0001 per share, of the Company.
“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Company to Buyer in connection with the execution and delivery of this Agreement.
“Company Intellectual Property Rights” means all Intellectual Property Rights used or held for use by the Company or any of its Subsidiaries in connection with their respective businesses whether owned or licensed from third parties.
“Company IT Assets” means all IT Assets used or held for use by the Company or any of its Subsidiaries in connection with their respective businesses whether owned or licensed from third parties.
“Company Material Adverse Effect” shall mean any change, condition, effect, event or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that (a) has had or would reasonably be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of the Company and any Company Subsidiary taken collectively or (b) is materially adverse to the Company’s or any Subsidiary’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and applicable Law; provided, however, that no Change directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:
(i)general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally or conditions which affect the industry in which the Company operates;
(ii)conditions (or changes in such conditions) in the securities markets (including as a result of the announcement or disclosure of the Contemplated Transaction), capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world;
(iii)political conditions (or changes in such conditions including any associated rioting or civil unrest or commotion) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;
(iv)changes with respect to applicable laws, regulations or accounting rules, including GAAP;
(v)changes resulting from actions to which Buyer has consented pursuant to this Agreement; and
(vi)pandemics, including COVID-19, or other epidemics, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world.
provided, however, that any Change set forth in the foregoing clauses (i) through (iv) and (vi) may be taken into account in determining whether there has been or is a Company Material Adverse Effect, to the extent it has a material and disproportionate adverse effect on the business, operations or condition (financial or otherwise) of the Company and any Subsidiary, taken as a whole, relative to other Persons similarly situated.
“Company Stock Plan” means the Company’s 2019 Stock Incentive Plan.
“Company Subsidiary” means a Subsidiary of the Company.

“Company Transaction Expenses” means all fees, costs and expenses incurred or to be paid by the Company or its Subsidiaries in connection with the Contemplated Transactions to the extent not paid in full by the Company at or prior to the Closing (excluding any items constituting Closing Indebtedness), including (i) fees and disbursements of counsel, financial advisors, Consultants and accountants, (ii) filing fees and expenses incurred by the Company in connection with any filing by the Company or its Subsidiaries with a Governmental Authority (except for fifty percent (50%) of all filing fees incurred or imposed in connection with obtaining any necessary or appropriate governmental approvals under any Antitrust Laws, which shall be paid by Buyer), (iii) any liability of the Company or its Subsidiaries for any transaction-related bonuses or any change-of-control, severance or termination payments or similar payment or increased cost which is triggered by the Contemplated Transactions, including without limitation under deferred compensation plans, phantom stock plans, bonus plans, or similar plans payable in whole or in part as a result of the Contemplated Transactions, but expressly excluding (A) any loss of deductions under the Code as a result of Section 280G of the Code, except to the extent caused by a failure by the Company to comply with its obligations under this Agreement with respect to Section 280G, (B) any employee benefit plans established by Buyer in connection with the Contemplated Transactions with respect to payments to be made following the Closing Date and (C) any double counting of the payments made pursuant to Section 2.1(b) as a result of acceleration of unvested equity in connection with the Contemplated Transactions and (iv) the employer portion of any payroll employment and similar Taxes incurred with respect to (A) any payments described in clause (iii) of this definition and (B) any payments of Closing Option Consideration.
“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Genesys Cloud Services Holdings II, LLC dated September 2, 2021.
“Consultant” means all Persons who are or have been engaged as consultants by the Company or its Subsidiaries or who otherwise provide services to the Company or its Subsidiaries under a contractual arrangement.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.
“Continuation Period” has the meaning set forth in Section 6.7(a).
“Continuing Employees” has the meaning set forth in Section 6.7(a).
“Contract” means any agreement, contract, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.
“Data Privacy Practices” has the meaning set forth in Section 3.12(n).
“Deferred Revenue” means the current and long term deferred revenue of the Company and its Subsidiaries, calculated in accordance with ASC 606 issued by the Financial Accounting Standards Board.
“Employee Benefit Plan” means each (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and (b) other employment, individual consulting, equity, equity-based or cash incentive, bonus, severance, separation, termination, change-in-control, retention, transaction, deferred compensation, retirement, health and welfare, paid time off or similar plan, program, policy, or agreement, in each case of clauses (a) and (b) above, that is maintained or sponsored by the Company or any of its Subsidiaries for the benefit of current or former employees or independent contractors of the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries makes or is obligated to make contributions on behalf of current or former employees or independent contractors of such entity, or with respect to which the Company or any of its Subsidiaries has any Liability; provided, however, that the term “Employee Benefit Plan” shall exclude any (i) statutory employee benefit plan required pursuant to applicable Law, and (ii) at-will offer letter to the extent that such at-will offer letter does not provide for any severance, change in control payment, requirement of advance notice of termination, or material non-ordinary-course payment (e.g., sign-on bonus, deferred bonus, or commitment to issue any equity) not yet paid.
“Enforceability Exceptions” has the meaning set forth in Section 3.2.
“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders and decrees relating to Environmental Matters.
“Environmental Matter” means any matter including any and all administrative or judicial actions, written allegations, investigations, written claims, written notices, written complaints, or docketed legal proceedings, whether criminal or civil, arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.
“Environmental Permits” has the meaning set forth in Section 3.15(a).
“Equity Securities” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.
“Equityholders” means all of the Shareholders and holders of Vested Options.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” has the meaning set forth in Section 2.4(c)(ii).
“Escrow Agent” means Bank of America, N.A.
“Escrow Agreement” has the meaning set forth in Section 2.4(c)(i).
“Escrow Reserve Notice” has the meaning set forth in Section 8.2(k)(ii).
“Escrow Reserved Funds” has the meaning set forth in Section 8.2(k)(ii).
“Estimated Calculation Amount” has the meaning set forth in Section 2.5(e).
“Estimated Closing Cash” has the meaning set forth in Section 2.4(b)(i).
“Estimated Closing Consideration Amount” has the meaning set forth in Section 2.4(b)(i).
“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.4(b)(i).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.4(b)(i).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.4(b)(i).
“Estimated Per Share Closing Amount” means the amount equal to (a) the Estimated Closing Consideration Amount plus the Aggregate Option Exercise Price less the Indemnity Escrow Amount, less the Adjustment Escrow Amount, divided by (b) the Fully Diluted Number.
“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.
“Facilities” means all real property owned, leased, or operated by the Company or any of its Subsidiaries and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under or above the real property of the Company or any of its Subsidiaries.
“Final Closing Calculation Amount” has the meaning set forth in Section 2.5(e).
“Financial Statements” has the meaning set forth in Section 3.6(a).
“Fully Diluted Number” means the aggregate number of shares of Common Stock and Preferred Stock (on an as-converted basis) issued and outstanding as of the Closing Date (excluding, for the avoidance of doubt, shares of Unvested Restricted Stock) plus the aggregate number of shares of Common Stock and Preferred Stock subject to issuance pursuant to the Vested Options or outstanding Bridge Notes as of the Closing Date.
“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.
“Good Reason” has the meaning set forth in Section 6.7(d).
“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court or arbitrator (public or private).
“Governmental Consents” has the meaning set forth in Section 3.5.
“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials (“ACMs”), building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.
“Indebtedness” means all obligations and indebtedness of the Company or its Subsidiaries (a) for borrowed money (other than trade debt and other similar liabilities incurred in the ordinary course of business), (b) the Bridge Notes, to the extent not converted into equity in connection with the Closing, and any other obligation evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (d) under letters of credit, banker’s acceptances or similar credit transactions, (e) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (f) for interest on any of the foregoing, and (g) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing, to the extent unpaid as of the Closing, (h) for amounts payable to Altisource Solutions, Inc. or any of its affiliates (excluding the Company) at the time of Closing, to the extent not paid prior to the Closing, and (i) Shareholders’ Taxes, to the extent unpaid as of Closing; provided, that Indebtedness shall not include (x) accounts payable to trade creditors and accrued expenses to the extent included in the Closing Date Net Working Capital, and (y) Indebtedness owing from the Company to any of its wholly owned Subsidiaries or from any of the Subsidiaries of the Company to the Company; but expressly excluding Deferred Revenue.
“Indemnitee” has the meaning set forth in Section 8.2(i)(i).
“Indemnitor” has the meaning set forth in Section 8.2(i)(i).
“Indemnity Escrow Account” has the meaning set forth in Section 2.4(c)(i).
“Indemnity Escrow Amount” has the meaning set forth in Section 2.4(c)(i).
“Indemnity Escrow Release Date” has the meaning set forth in Section 8.1.
“Intellectual Property Rights” means the following intellectual property rights, in each case, to the extent protectable under applicable Law, (a) patents and patent applications and any reissues, continuations, continuations in part, divisions, revisions, extensions or reexaminations thereof (“Patents”), (b) trademarks, service marks, trade dress, trade names, slogans, and logos and registrations, applications and renewals for any of the foregoing, as applicable, together with all of the goodwill associated therewith (“Trademarks”), (c) copyrights and other works of authorship and registrations, applications and renewals for any of the foregoing, as applicable (“Copyrights”), and (d) Trade Secrets and other rights in confidential and other non-public information, know-how, inventions, discoveries, improvements, methodology, databases, algorithms, systems and technology (whether patentable or not).
“Internal Revenue Service” means the U.S. Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
“Inventors” has the meaning set forth in Section 3.12(f).
“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.
“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of any of the following personnel of the Company or its Subsidiaries, after reasonable inquiry and investigation: [***].
“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, rules, or other requirements with similar effect of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 3.11(a).
“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, right of first refusal or other encumbrance or similar right of others, or any agreement to give any of the foregoing.
“Litigation” has the meaning set forth in Section 3.16.
“Loss” or “Losses” has the meaning set forth in Section 8.2(a).
“Malicious Code” has the meaning set forth in Section 3.12(m).
“Material Contracts” has the meaning set forth in Section 3.13(a).
“Most Recent Annual Financial Statements” has the meaning set forth in Section 3.6(a).
“Most Recent Interim Balance Sheet” has the meaning set forth in Section 3.23.
“Most Recent Interim Financial Statements” has the meaning set forth in Section 3.6(a).
“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.
“New Customers” means entities that become customers of the Company after the date hereof.
“New Customers Adjustment” means the lesser of (a) the absolute value of deferred revenue from New Customers as of 11:59 P.M. Eastern Time on the date immediately prior to the Closing Date, and (b) accounts receivable from New Customers as of 11:59 P.M. Eastern Time on the date immediately prior to the Closing Date.
“Objection Disputes” has the meaning set forth in Section 2.5(c).
“Offer Letters” has the meaning set forth in the Recitals.
“Option Surrender Agreements” has the meaning set forth in the Recitals.
“Options” means all options to purchase shares of Common Stock or Preferred Stock (whether vested or unvested).
“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.
“Patents” has the meaning set forth in the definition of “Intellectual Property Rights”.
“PCBs” has the meaning set forth in the definition of “Hazardous Materials”.
“Permitted Lien” means any (i) Lien in respect of current Taxes not yet due and owing or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, and (iii) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property.
“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.
“Pre-Closing Company Stock Plan Actions” has the meaning set forth in Section 6.7(f).

“Pre-Closing Date Share” means (a) with respect to any real property, personal property, or ad valorem Taxes for a Straddle Period, the total amount due for the entire Straddle Period, multiplied by (x) the number of days in the Straddle Period prior to and including the Closing Date divided by (y) the total number of days in the Straddle Period, and (b) with respect to any other Taxes for a Straddle Period, the amount that would be due for the portion of the tax period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the end of the day on the Closing Date.
“Pre-Closing Period” means any taxable period ending on or before the Closing Date.
“Preferred Stock” means the preferred stock par value $0.0001 per share, of the Company.
“Privileged Transaction Communications” has the meaning set forth in Section 9.4.
“Products” has the meaning set forth in Section 3.12(a).
“Public Software” means Software that is, contains or is derived from Software distributed as freeware, shareware or open source Software, or under similar licensing or distribution models including those identified by the Open Source Initiative at www.opensource.org.
“Purchase Price Adjustment” means the adjustment to the Closing Consideration Amount made in accordance with Section 2.5.
“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.5(a).
“Real Property Leases” has the meaning set forth in Section 3.11(a).
“Registered IP” has the meaning set forth in Section 3.12(a).
“Released parties” has the meaning set forth in Section 6.6.
“Releasing parties” has the meaning set forth in Section 6.6.
“Restricted Parties” has the meaning set forth in Section 6.9(a).
“Sanctions” has the meaning set forth in Section 3.14(b).
“Security Plan” has the meaning set forth in Section 3.12(m).
“Shareholder(s)” has the meaning set forth in the Preamble.
“Shareholder Disclosure Schedule” means the disclosure schedule of even date herewith delivered by the Shareholders to Buyer in connection with the execution and delivery of this Agreement.
“Shareholder Indemnitees” has the meaning set forth in Section 8.2(a).
“Shareholder Material Adverse Effect” means any event, change, development or effect that has a material adverse effect on the ability the Shareholders to consummate the Transactions or timely fulfill its obligations hereunder.
“Shareholders’ Representative” has the meaning set forth in the Preamble.
“Shareholders’ Taxes” means (a) all Taxes of the Company and its Subsidiaries with respect to Pre-Closing Periods, (b) the Pre-Closing Date Share of all Taxes in respect of a Straddle Period of the Company and its Subsidiaries, (c) Transfer Taxes, to the extent required to be borne by the Shareholders pursuant to Section 6.5(c), and (d) any Taxes of the Company or any of its Subsidiaries that were deferred prior to the Closing to a taxable period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act or any similar provision of Law; provided, that, any overpayments of Taxes (including estimated Tax payments) made by the Company or any of its Subsidiaries on or prior to the

Closing Date in respect of any Pre-Closing Period or Straddle Period that have not been refunded or applied to reduce other Taxes as of the Closing shall be applied against and reduce the amount of the Shareholders’ Taxes to the extent such overpayment is not taken into account in calculating the Closing Date Net Working Capital.
“Software” means (i) computer programs, applications, systems and code, including source code and object code, (ii) Internet and intranet websites, (iii) data and databases, (iv) development and design tools, library functions and compilers, and (v) graphical user interfaces and the contents and audiovisual displays of websites, together with (in each case of (i)-(v)) all (a) bug or error fixes, patches, modifications, enhancements, updates, upgrades, corrections, replacement and successor products, new versions, new releases, and derivative works of, to or based on any of the foregoing, (b) media, documentation and other works of authorship relating to or embodying any of the foregoing or on which any of the foregoing are recorded, including user manuals and training materials, and (c) copies and tangible embodiments of any of the foregoing in any form or media.
“Specified Matter” means [***] and any related claims asserted by [***].
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Surviving Representations” has the meaning set forth in Section 8.1.
“Tax” or “Taxes” means (a) any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto imposed by a Governmental Entity and (b) liability for amounts described in clause (a) by Contract, as transferee or successor, or pursuant to Treasury Regulations Section 1.1502-6 (or similar provision of Law).
“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, or other proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and/or extent of a Liability for Taxes.
“Tax Return” means any report, return, claim for refund, statement, form or other written document (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with a Taxing Authority.
“Taxing Authority” shall mean any government or any subdivision, agency, commission, commissioner or authority thereof, or any quasi-governmental body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“Top Customers” has the meaning set forth in Section 3.22(a).

“Top Suppliers” has the meaning set forth in Section 3.22(a).
“Trade Controls” has the meaning set forth in Section 3.14(b).
“Trade Secrets” means all types of confidential or proprietary information, whether or not reduced to tangible or physical form, including: technical information and data, know-how; product definitions and designs; inventions; research and development; engineering, development, manufacturing, process, test, quality control, procurement, and service specifications, procedures, processes, standards, and reports; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information and data relating to marketing and sales activity; and formulae.
“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights”.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes (excluding, for the avoidance of doubt, any Tax measured by income or gain, and any withholding Tax) incurred as a result of the purchase and sale of the Transferred Shares pursuant to this Agreement.
“Transferred Shares” has the meaning set forth in Section 4.1.
“Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit D.
“Treasury Regulations” means the regulations promulgated under the Code.
“Uncollected Second Invoice Amount” means the greater of (a) zero United States Dollars ($0.00) and (b) (i) four hundred ninety-nine thousand United States Dollars ($499,000.00) less (ii) that amount, if any, received by the Company prior to Closing as payment for Pointillist invoice number [***] .
“Unvested Restricted Stock” means a share of Common Stock that is outstanding and that will not have vested pursuant to its terms as of the Closing.
“Vested Option” means an Option that is outstanding and that will have vested pursuant to its terms as of the Closing.
“Virus” means any virus, malware, ransomware, spyware, malicious code, trojan horse, worm, back door, trap door, time bomb, software lock, drop dead device or other program, routine, instruction, device, code, contaminant, logic, effect or any other undisclosed feature designed or intended to delete, disable, deactivate, interfere with, disrupt, erase, deny access to, enable any Person to access without authorization, produce modifications of, or otherwise adversely affect the functionality or interfere with the use of, any Software, data or IT Asset.
“Waived Benefits” has the meaning set forth in Section 6.7(e).
“WARN Laws” has the meaning set forth in Section 3.18(g).
“Willful and Material Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge or reckless state of mind that the taking of such act or failure to take such action would cause a material breach of this Agreement.
1.2.Rules of Construction.
Unless the context otherwise requires:
(a)A capitalized term has the meaning assigned to it;

(b)An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;
(d)References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;
(e)The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;
(f)This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;
(g)All monetary figures shall be in United States dollars unless otherwise specified;
(h)References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified; and
(i)The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”
(j)A covenant or agreement on the part of two or more persons binds them severally and not jointly.
ARTICLE II
Purchase and Sale
2.1.Purchase and Sale.
(a)Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from the Shareholders, and the Shareholders shall sell, transfer and assign to Buyer, free and clear of all Liens, all of the Common Stock and Preferred Stock, which shall constitute 100% of the outstanding Equity Securities of the Company (other than the Options and any shares of Unvested Restricted Stock).
(b)At the Closing, each holder of a Vested Option who has signed an Option Surrender Agreement will be entitled to receive, in settlement thereof, for each share of Common Stock subject to such Vested Option, a cash payment equal to the product of (i) the excess, if any, of the Estimated Per Share Closing Amount over the per-share exercise price of such Option and (ii) the number of shares of Common Stock subject to such Vested Option (such amounts, in the aggregate, the “Closing Option Consideration”), plus the right to participate in any amounts payable to the Equityholders following the Closing in accordance with Sections 2.5 and 8.2 below; provided that, if the exercise price per share of Common Stock subject to a Vested Option is equal to or greater than the Closing Option Consideration, such Vested Option shall be terminated and canceled without payment of any consideration in respect of such Vested Option. All amounts payable pursuant to this Section 2.1(b) will be paid to Altisource Solutions, Inc. in its capacity as the processor of the Company’s payroll, for the benefit of the Vested Option holders and will be paid, without interest, by Altisource Solutions, Inc. (less any amounts deducted and withheld in accordance with Section 2.6(b)) to the Vested Option holders, in accordance with the Company’s payroll practices no later than the first standard payroll date that is not less than five (5) Business Days following the Closing Date.

(c)At the Closing, each Option that is not a Vested Option and each share of Unvested Restricted Stock will be terminated and canceled without payment of any consideration in respect of such Option or share of Unvested Restricted Stock.
(d)Immediately prior to the Closing, each Bridge Note will convert into shares of Common Stock pursuant to the terms of such Bridge Note and the holder of such Bridge Note shall execute a copy of this Agreement as a Shareholder with respect to such shares of Common Stock and receive payment for such shares of Common Stock as a Shareholder in accordance with Section 2.4.
2.2.Closing.
The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 8:00 A.M., Eastern Time on a date to be specified by Buyer and the Company, which shall be no later than the fifth (5th) Business Day after satisfaction (or waiver) of the conditions set forth in ARTICLE VII (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any party, but subject to the satisfaction or waiver of such conditions at the Closing) remotely (through the electronic exchange of documents and consideration required to be delivered at the Closing), unless another time, date or place is agreed to in writing by Buyer and the Company. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
2.3.Deliveries at the Closing.
(a)Deliveries by the Shareholders and the Company. On the Closing Date, the Shareholders and the Company shall deliver or cause to be delivered to Buyer:
(i)all certificate(s) or affidavit(s) of lost share certificate representing the Common Stock and Preferred Stock, duly endorsed in blank, free and clear of all Liens together with duly completed transfers of the shares of Common Stock and Preferred Stock in favor of Buyer, executed by each of the Shareholders;
(ii)a certificate, in form and substance reasonably acceptable to Buyer upon which Buyer may rely at the Closing, duly executed and acknowledged under penalties of perjury, satisfying the requirements of Section 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations and dated as of the Closing Date certifying that the Company is not, nor has it been within five (5) years of the date of the certification, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2), and a notice to the IRS, signed by the Company, that satisfies the requirements of Section 1.897-2(h)(2) of the Treasury Regulations;
(iii)written resignations, dated as of the Closing Date, of the directors of the Company and its Subsidiaries, and those officers of the Company and its Subsidiaries listed in Section 2.3(a)(iii) of the Company Disclosure Schedule;
(iv)the Escrow Agreement, duly executed by the Shareholders’ Representative;
(v)the Transition Services Agreement, duly executed by Altisource and the Company;
(vi)the Option Surrender Agreements, duly executed by each Option holder;
(vii)the Offer Letters, duly executed by each of [***];
(viii)a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying to the effect that the conditions specified in Section 7.2(a), Section 7.2(b), and

Section 7.2(c) have been satisfied, in each case, as it relates to the Company and the Shareholders, as applicable, in form and substance reasonably acceptable to Buyer;
(ix)a certificate of an authorized officer of the Company, dated as of the Closing Date certifying (i) the organizational documents of the Company, (ii) the resolutions adopted by the governing board of the Company authorizing this Agreement, the Contemplated Transactions and the other transactions contemplated hereby, and (iii) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby copies, of which actions shall be attached to such certificate;
(x)true and accurate copies of all corporate action taken by the Company to effectuate the Pre-Closing Company Stock Plan Actions; and
(xi)such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.
(b)Deliveries by Buyer. On the Closing Date, Buyer shall deliver to the Shareholders and the Company:
(i)the amounts set forth in Section 2.4 in accordance therewith;
(ii)the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(iii)the Offer Letters, duly executed by Buyer;
(iv)such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.
2.4.Payments at the Closing.
(a)The purchase price to be paid by Buyer for the Equity Securities of the Company shall be equal to (i) One Hundred Fifty Million Dollars ($150,000,000), plus (ii) the amount of Closing Cash, plus (iii) in the event Closing Date Net Working Capital exceeds Base Net Working Capital by more than Two Hundred Fifty Thousand Dollars ($250,000), the amount, if any, by which Closing Date Net Working Capital exceeds Base Net Working Capital, plus (iv) the Uncollected Second Invoice Amount, less (v) in the event Base Net Working Capital exceeds Closing Date Net Working Capital by more than Two Hundred Fifty Thousand Dollars ($250,000), the amount, if any, by which Base Net Working Capital exceeds Closing Date Net Working Capital, less (vi) the Collected First Invoice Amount, less (vii) the amount of Closing Indebtedness, less (viii) the amount of Company Transaction Expenses (as may be adjusted pursuant to Section 2.5, the “Closing Consideration Amount”).
(b)Not fewer than three (3) Business Days prior to the Closing Date, the Company shall have delivered to Buyer:
(i)a written statement setting forth its good faith estimate of the Closing Consideration Amount (the “Estimated Closing Consideration Amount”), including its good faith estimate of (i) Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (ii) Closing Cash (“Estimated Closing Cash”), (iii) Closing Indebtedness (the “Estimated Closing Indebtedness”) and (iv) Company Transaction Expenses (“Estimated Company Transaction Expenses”), based upon the most recent ascertainable financial information of the Company, which estimates shall be accompanied by such schedules and data as may be appropriate to support such estimates. Such estimate is referred to as the “Closing Date Statement”; and

(ii)an allocation schedule (the “Allocation Schedule”), which shall set forth a detailed breakdown of all amounts payable at the Closing pursuant to Section 2.4(c) (and in accordance with the terms of this Agreement), including the specific amounts payable to, or for the benefit of, as applicable, each recipient of amounts pursuant to Section 2.4(c), along with wiring instructions for each such recipient.
(c)At the Closing, Buyer shall, or shall cause the Company to:
(i)deposit Five Million Dollars ($5,000,000) (together with any and all interest and/or earnings thereon, the “Indemnity Escrow Amount”) with the Escrow Agent, with such funds to be held by the Escrow Agent in a segregated escrow account (the “Indemnity Escrow Account”) to be designated and administered by the Escrow Agent pursuant to an escrow agreement substantially in the form of Exhibit C (the “Escrow Agreement”);
(ii)deposit Five Hundred Thousand Dollars ($500,000) (together with any and all interest and/or earnings thereon, the “Adjustment Escrow Amount”) with the Escrow Agent, with such funds to be held by the Escrow Agent in a segregated escrow account (the “Adjustment Escrow Account” and together with the Indemnity Escrow Account, the “Escrow Account”) to be designated and administered by the Escrow Agent pursuant to the Escrow Agreement.
(iii)pay, in cash by wire transfer of immediately available funds, that Indebtedness of the Company as of the Closing Date identified on the Closing Date Statement as payable immediately upon the Closing, to the respective accounts designated by each Person to whom such Indebtedness is owed as set forth in the Allocation Schedule;
(iv)pay, in cash by wire transfer of immediately available funds, those Company Transaction Expenses identified on the Closing Date Statement as payable immediately upon the Closing, to the respective accounts designated by each Person to whom such Company Transaction Expenses are owed as set forth in the Allocation Schedule;
(v)pay, in cash by wire transfer of immediately available funds, the Closing Option Consideration to Altisource Solutions, Inc. for payment through the Company’s payroll procedures to the Option holders in accordance with the Allocation Schedule;
(vi)pay, in cash by wire transfer of immediately available funds, to Altisource Solutions, Inc. for remittance to the applicable Taxing Authority on behalf of the Company the aggregate amount of any required withholding Tax in respect of accrued interest paid to holders of Bridge Notes upon conversion of the Bridge Notes, which amount shall be withheld from the payments due under Section 2.4(c)(vii) to such holders to the extent of (and in proportion to) the respective amount of the withholding obligation that was incurred in respect of each such holder, as set forth in the Allocation Schedule (which withheld amount, for avoidance of doubt, shall be deemed to have been paid to the applicable holder under Section 2.4(c)(vii)); and
(vii)pay to each Shareholder in consideration for each share of Common Stock and Preferred Stock an amount equal to the Estimated Per Share Closing Amount, in cash by wire transfer of immediately available funds, to the accounts set forth in the Allocation Schedule.
2.5.Purchase Price Adjustment.
(a)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Shareholders’ Representative a statement (the “Purchase Price Adjustment Statement”) setting forth its determination of the (i) Closing Date Net Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness and (iv) Company Transaction Expenses, together with such schedules and data as may be appropriate to support such calculations.

(b) If the Shareholders’ Representative disagrees with the determination of one or more items set forth on the Purchase Price Adjustment Statement, the Shareholders’ Representative shall notify Buyer in writing of such disagreement within twenty (20) Business Days after delivery of the Purchase Price Adjustment Statement to the Shareholders’ Representative, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement (the “Objection Disputes”). After the end of such twenty (20) Business Day period, the Shareholders’ Representative may not introduce additional Objection Disputes or increase the amount of any Objection Dispute, and any item not so identified shall be deemed to be agreed to by the Shareholders’ Representative and will be final and binding upon the parties to this Agreement and the holders of Options. During the twenty (20) Business Day period of its review, the Shareholders’ Representative shall have reasonable access to any Business Record used in the preparation of the Purchase Price Adjustment Statement and internal personnel of the Company who were involved in the preparation of the Purchase Price Adjustment Statement; provided that the Shareholders’ Representative shall not have access to any documents or information that are subject to the attorney-client privilege, attorney work product doctrine, or any other applicable privilege; provided further that the Company shall use commercially reasonable efforts to provide access to any such documents or information in such fashion that would not reasonably be expected to waive any applicable privilege. The failure of the Shareholders’ Representative to deliver written notice of an Objection Dispute to Buyer within twenty (20) Business Days after delivery of the Purchase Price Adjustment Statement to the Shareholders’ Representative shall be deemed acceptance of the Purchase Price Adjustment Statement and agreement to the Purchase Price Adjustment amount by the Equityholders.
(c)Subject to Section 2.5(c), Buyer and the Shareholders’ Representative shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and the Shareholders’ Representative shall be final and binding upon the parties. If Buyer and the Shareholders’ Representative are unable to resolve all Objection Disputes within twenty (20) Business Days of delivery of written notice of such Objection Disputes by the Shareholders’ Representative to Buyer, then the disputed matters shall be referred for final determination to KPMG LLP (the “Accounting Arbitrator”) within fifteen (15) days thereafter. If such firm is unable to serve, Buyer and the Shareholders’ Representative shall jointly select an Accounting Arbitrator from an accounting firm of national standing that is not the independent auditor of (and does not otherwise serve as a Consultant to) either Buyer or any Affiliate of Buyer, the Company or any of the Equityholders (or their respective Affiliates). If Buyer and the Shareholders’ Representative are unable to agree upon an Accounting Arbitrator within such time period, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York; provided, that such firm shall not be the independent auditor of (or otherwise serve as a Consultant to) either Buyer or any Affiliate of Buyer, the Company or any of the Equityholders (or their respective Affiliates). The Accounting Arbitrator shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which Buyer and the Shareholders’ Representative have disagreed within the time periods and amounts and on the terms specified in Section 2.5(c) and Section 2.5(d) and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to Buyer and the Shareholders’ Representative, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein, and such written report shall be final, binding and non-appealable absent mathematical error by the Accounting Arbitrator or fraud. The Accounting Arbitrator shall select as a resolution the position of either Buyer or the Shareholders’ Representative or a compromise between such two positions for each Objection Dispute (based solely on presentations and supporting material provided by the parties and not pursuant to any independent review) and may not impose an alternative resolution outside of such range. Such report shall be final and binding upon all of the parties to this Agreement and the Equityholders. Upon the agreement of Buyer and the Shareholders’ Representative or the decision of the Accounting Arbitrator, or if the Shareholders’ Representative fails to deliver written notice of disagreement to Buyer within the twenty (20) day period provided in Section 2.5(c), the Purchase Price Adjustment Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed to be the Purchase Price Adjustment Statement for purposes of calculating the Purchase Price Adjustment pursuant to this Section 2.5. The fees, expenses and costs of the Accounting Arbitrator shall be borne equally by Buyer and the Shareholders.
(d)In the event that (A) the sum of (i) Closing Date Net Working Capital, plus (ii) Closing Cash, less (iii) Closing Indebtedness, less (iv) Company Transaction Expenses (such sum, as finally determined pursuant to this Section 2.5, the “Final Closing Calculation Amount”) is greater than (B) the sum of (i) the Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Cash, less (iii) Estimated Closing Indebtedness, less (iv) Estimated Company Transaction Expenses (such sum, the “Estimated Calculation Amount”), Buyer shall pay to the Equityholders an aggregate amount equal to the difference between the Final Closing Calculation Amount and the Estimated Calculation Amount. Such payment shall be allocated among the Equityholders as set forth in the Allocation Schedule and made by Buyer by wire transfer of immediately available funds to the accounts set forth in the Allocation Schedule within five (5) Business Days after the final determination of the Purchase Price Adjustment; provided, that, consistent with Section 2.1(b), amounts payable in respect of Vested Options will be paid to Altisource Solutions, Inc. in its capacity as the processor of the Company’s payroll, for the benefit of Vested Option holders and will be paid, without interest, by Altisource Solutions, Inc. (less any amounts deducted and withheld in accordance with Section 2.6(b)) to the Vested Option holders, in accordance with the Company’s payroll practices, no later than the first standard payroll date that is not less than five (5) Business Days after the date of the final determination of the Purchase Price Adjustment.
(e)In the event that the Final Closing Calculation Amount is less than the Estimated Calculation Amount, Buyer and the Shareholders’ Representative shall, within five (5) Business Days after determination of the Purchase Price Adjustment, deliver a joint letter instructing the Escrow Agent to disburse from the Adjustment Escrow Account by wire transfer of immediately available funds, (i) to Buyer an amount equal to the difference between the Estimated Closing Consideration Amount and the Final Closing Calculation Amount and (ii) to the Equityholders the amount, if any, that remains in the Adjustment Escrow Account after giving effect to the Purchase Price Adjustment pursuant to this Section 2.5; provided, that, consistent with Section 2.1(b), amounts payable in respect of Vested Options will be paid to Altisource Solutions, Inc. in its capacity as the processor of the Company’s payroll, for the benefit of Vested Option holders and will be paid, without interest, by Altisource Solutions, Inc. (less any amounts deducted and withheld in accordance with Section 2.6(b)) to the Vested Option holders, in accordance with the Company’s payroll practices, no later than the first standard payroll date that is not less than five (5) Business Days after the date of the final determination of the Purchase Price Adjustment. If the Adjustment Escrow Account has been entirely used to pay amounts owed to Buyer pursuant to this Section 2.5, then any remaining amounts owed to Buyer pursuant to this Section 2.5 shall be paid to Buyer by the Equityholders directly; provided that at the election of Buyer the Shareholders’ Representative shall direct the Escrow Agent to pay any such amounts from the Indemnity Escrow Account and, in such event, the Equityholders shall fund such amounts to the Indemnity Escrow Account to replenish the Indemnity Escrow Account. Any amounts payable to the Equityholders pursuant to this Section 2.5(e) shall be allocated to the Equityholders according to the Allocation Schedule.

2.6.Certain Tax Matters.
(a)The parties agree to treat any payments made pursuant to Section 2.5 (Purchase Price Adjustment), and Section 8.2 (Indemnification) as adjustments to the purchase price for all Tax and other purposes, except as otherwise required by Law. None of the parties shall take any position on any Tax Return, or before any Taxing Authority, that is inconsistent with such treatment, except upon a contrary final determination by an applicable Taxing Authority.
(b)Buyer shall be entitled to deduct and withhold (or to cause the Company or any of its Subsidiaries to deduct and withhold) from any payment made in connection with the Contemplated Transactions such amounts as are required by Law to be deducted or withheld from such payment; provided, that Buyer shall use commercially reasonable efforts to give prior notice to the applicable payee of any amounts that Buyer intends to withhold (or cause to be withheld) from any payments made hereunder (other than with respect to compensatory payments or withholding under Section 1445 of the Code if the certificate described in Section 2.3(a)(ii) is not timely delivered); provided further, that the parties shall reasonably cooperate with each other, as and to the extent reasonably requested, to permit the applicable payment recipient to establish any entitlement to a reduction or elimination of any withholding that otherwise would be required. For purposes of this Agreement, any amount so deducted or withheld and timely remitted to the proper Taxing Authority shall be treated as having been paid to the Person in respect of whom it was deducted or withheld.
ARTICLE III
Representations and Warranties of the Company
Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed only with respect to that section unless another section is specifically cross-referenced or it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsection), the Company represents and warrants as of the date hereof and as at the Closing as follows:
3.1.Organization and Power. (a) The Company and each of its Subsidiaries is a corporation or legal entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. The Company has full power and authority under the Delaware General Corporation Law to execute, deliver and perform this Agreement, the Ancillary Documents, and any other agreements contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder and consummate the Contemplated Transactions. (b) The Company and each of its Subsidiaries has all power (corporate or otherwise) and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently and historically conducted, except such power, authority, licenses, permits, authorizations and approvals the absence of which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.2.Authorization and Enforceability.
The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the performance by the Company of the Contemplated Transactions that are required to be performed by the Company have been duly authorized by the board of directors of the Company in accordance with applicable Law and the certificate of incorporation and bylaws or other similar organizational documents of the Company, and no other corporate proceedings on the part of the Company (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party or the consummation of the Contemplated Transactions that are required to be performed by the Company. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by the Company will be, at the Closing, duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Enforceability Exceptions”).
3.3.Capitalization of the Company and its Subsidiaries.
(a)The Company. The capitalization and record owners of all of the shares of Capital Stock is as set forth on Exhibit A. All outstanding shares of Capital Stock are duly authorized, have been validly issued and are fully paid and non-assessable, are owned of record, and to the Knowledge of the Company beneficially and free and clear of any Lien, by the Shareholders set forth on Exhibit A, and were issued in compliance with applicable securities Laws or exemptions therefrom. Except for shares of Common Stock reserved for issuance upon conversion of shares of Preferred Stock and Bridge Notes and upon exercise of Options as set forth on Exhibit A, at the close of business on the date hereof, no shares of capital stock or other Equity Securities of the Company were issued, reserved for issuance or outstanding. No Person has preemptive rights with respect to securities of the Company. Except for the Options and Bridge Notes set forth in Section 3.3(a) of the Company Disclosure Schedule, the Company does not have any outstanding securities convertible into or exchangeable or exercisable for any shares of its capital stock or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by or claims against it of any character relating to, any shares of its capital stock. All Common Stock issuable upon conversion of Bridge Notes and Preferred Stock and upon exercise of the Options will be, when issued, duly authorized, validly issued, fully paid and non-assessable, owned of record by the Shareholders as set forth in Section 3.3(a) of the Company Disclosure Schedule and issued in compliance with applicable securities Laws or exemptions therefrom. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, the Company is not a party to and, to the Knowledge of the Company, there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement, whether or not the Company is a party thereto, with respect to the purchase, sale or voting of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company.
(b)Subsidiaries. Section 3.3(b) of the Company Disclosure Schedule sets forth a true and correct list of all Company Subsidiaries, listing for each Company Subsidiary its name, its jurisdiction of organization, its authorized capital stock or other equity interests, the number and type of its issued and outstanding shares of capital stock or other equity interests and the current record and beneficial ownership of such shares. Other than the Company Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other similar entities in which the Company or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same. All the outstanding shares of capital stock, partnership interests, limited liability company interests or other equity interests, as applicable, of each of the Company’s Subsidiaries are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and are owned, directly or indirectly by the Company free and clear of any Lien. There are no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock, partnership interests, limited liability company interests or other equity interests, as applicable, of any of the Company’s Subsidiaries or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by or claims against it of any character relating to, any shares of capital stock, partnership interests, membership interests or other equity interests, as applicable, of any of the Company’s Subsidiaries. None of the Company’s Subsidiaries is a party to and there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement, whether or not a Company Subsidiary is a party thereto, with respect to the purchase, sale or voting of any shares of capital stock of the Company Subsidiaries or any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company Subsidiaries.
3.4.No Violation.
The execution and delivery by the Company of this Agreement and the Ancillary Documents to which the Company is a party, consummation of the Contemplated Transactions that are required to be performed by the Company and compliance with the terms of this Agreement and the Ancillary Documents to which the Company is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, (b) except as set forth in Section 3.4 of the Company Disclosure Schedule, result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, (c) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to the Company or to any of its Subsidiaries or by which its or any of their respective properties are bound or affected, or (d) result in the creation of, or require the creation of, any material Lien upon any shares of capital stock or any property of the Company or any of its Subsidiaries.
3.5.Governmental Authorizations and Consents.
Except as may be required under Antitrust Laws, no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by the Company in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which the Company is, or is to be, a party or the consummation by the Company of the Contemplated Transactions.
3.6.Financial Statements.
(a)In General. Section 3.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 together with the consolidated profit and loss statement for the Company and its Subsidiaries for the twelve (12)-month periods ending on December 31, 2020 (the “Most Recent Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet and profit and loss of the Company and its Subsidiaries as of August 31, 2021 and for the eight month period ended on such date (the “Most Recent Interim Financial Statements”). Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, to the Company’s Knowledge, each of the Financial Statements has been prepared in accordance with GAAP and applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of the Company and its Subsidiaries as of its respective date and the consolidated results of operations and shareholders’ equity of the Company and its Subsidiaries for the period covered thereby, subject, in the case of the Most Recent Interim Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments which are, in the aggregate, not material.

(b)Financial Books and Records. The financial books and records of the Company and its Subsidiaries have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of the Company and its Subsidiaries and (ii) all transactions of the Company and its Subsidiaries, including all transactions between the Company or any of its Subsidiaries, on the one hand, and a Shareholder on the other hand. The Company has not received any advice or notification from its independent accountants that the Company has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Company or any of its Subsidiaries any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.
(c)No Undisclosed Liabilities. Except as reflected in the Most Recent Interim Financial Statements or as set forth in Section 3.6(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities (whether or not the subject of any other representation or warranty hereunder) except for Liabilities that may have arisen in the ordinary course of business since the date of the Most Recent Annual Financial Statements and which are not, and would not reasonably be expected to be, individually or in the aggregate, material.
(d)Projections. Any financial projections provided by the Company to Buyer in connection with Buyer’s review of the Company and its Subsidiaries were prepared in good faith based upon assumptions believed by the Company’s management to be reasonable at the time made (it being understood and acknowledged by Buyer that projections are subject to uncertainties and contingencies and that actual results may differ in a material respect from such projections).
3.7.Absence of Certain Changes.
Except as set forth in Section 3.7 of the Company Disclosure Schedule or as reflected on the Most Recent Interim Financial Statements, since the date of the Most Recent Annual Financial Statements, (a) each of the Company and its Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Event that has had, or would be reasonably expected to have (either individually or in the aggregate) a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 3.7 of the Company Disclosure Schedule or as reflected on the Most Recent Interim Financial Statements, since the date of the Most Recent Annual Financial Statements, neither the Company nor any of its Subsidiaries has:
(i)acquired (including by merger, consolidation or acquisition of stock), sold, leased, transferred, mortgaged or assigned any assets, tangible or intangible, for an amount that exceeds $250,000 in the aggregate, other than sales of goods or services in the ordinary course of business consistent with past practice;
(ii)incurred, assumed, guaranteed or discharged any Liability, including any Indebtedness or mortgages, other (except in the case of Indebtedness) than in the ordinary course of business consistent with past practice;
(iii)canceled, compromised, knowingly waived or released any right or claim (or series of related rights and claims) under Material Contracts, material Intellectual Property Rights or material IT Assets;
(iv)canceled, compromised, knowingly waived or released any right, claim or account receivable involving amounts that exceed $250,000 in the aggregate;
(v)committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed $250,000 in the aggregate;

(vi)suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), involving amounts that exceed $250,000 in the aggregate;
(vii)modified its certificate of incorporation, constitution or bylaws or similar organizational documents;
(viii)issued, sold or otherwise permitted to become outstanding any capital stock, or split, combined, reclassified, repurchased or redeemed any shares of its Capital Stock other than as the result of the exercise of Options and the conversion of Bridge Notes in connection with the Contemplated Transaction;
(ix)made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of inventory and supplies in the ordinary course of business consistent with past practice;
(x)failed to maintain in full force and effect insurance policies on its properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance in effect on the date of the Most Recent Annual Financial Statements.
(xi)made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, any change in control payment, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, other than (i) increases and payments in the ordinary course of business and in a manner consistent with past practice in the compensation payable to employees (none of whom is a director or officer of the Company or any of its Subsidiaries), (ii) as required by the terms of any Employee Benefit Plan, and (iii) as required under applicable Law;
(xii)made payments of any severance or termination pay (in cash or otherwise) to any employees, except in the ordinary course of business pursuant to its existing severance policy;
(xiii)terminated any employees with a base salary equal to $150,000 annually or above without cause;
(xiv)encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts;
(xv)materially modified or changed its business organization or materially and adversely modified or changed its relationship with its suppliers, customers and others having business relations with it;
(xvi)except as otherwise required by Law, entered into, amended, modified, varied, altered, terminated or otherwise changed any Employee Benefit Plan;
(xvii)entered into any Contract outside the ordinary course of business that is a Material Contract;
(xviii)adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;
(xix)declared or paid any cash or non-cash dividend or made any cash or non-cash distribution in respect of any of its Equity Securities;
(xx)amended any material Tax Return; failed to file any material Tax Return or pay any material Taxes when due; settled or compromised any material Tax liability; made, changed or revoked any material Tax election; consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; incurred any material liability for Taxes other than in the ordinary course of business; filed a claim for refund of a material amount of Taxes; or changed any material method of Tax accounting; or
(xxi)authorized, agreed, resolved or committed to any of the foregoing.
3.8.Relationships with Affiliates.
Except as set forth in Section 3.8 of the Company Disclosure Schedule, no officer, director, Shareholder or any Affiliate of any of the foregoing (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company or any of its Subsidiaries as currently conducted or contemplated to be conducted, (b) except for the ownership of less than 2% of the outstanding common stock of a publicly-held corporation, owns of record or as a beneficial owner, an equity interest or any other financial or a profit interest in a Person that has had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries, (c) is a party to any Contract (except for employment and similar agreements) with the Company or any of its Subsidiaries, including with respect to compensation or remuneration to be paid to such officer, director, Shareholder or Affiliate in connection with this Agreement or the Contemplated Transactions, or (d) other than in their capacity as an officer and/or employee of the Company, provides any services to the Company or any of its Subsidiaries, whether pursuant to a Contract or otherwise, and whether or not such Person is compensated therefor.
3.9.Indebtedness to and from Officers and Directors of the Company.
Except for the Bridge Notes held by certain officers and directors of the Company, neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any Person who is a Shareholder, officer or director of the Company or any of its Subsidiaries in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, nor is any such Shareholder, officer or director indebted to the Company or any of its Subsidiaries, except as set forth in Section 3.9 of the Company Disclosure Schedule and for advances made to employees of the Company or any of its Subsidiaries in the ordinary course of business to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor consistent with past practice.
3.10.Assets.
(a)The assets and rights of the Company and its Subsidiaries include all of the assets and rights of the Company and its Subsidiaries which were used in the conduct of their businesses as conducted as of the date of the Most Recent Interim Financial Statements, subject to such changes as have occurred in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement since such date. All of such assets necessary for the conduct of the respective businesses of the Company and its Subsidiaries are (i) in normal operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient for the continuing conduct of the respective businesses of the Company and its Subsidiaries as presently conducted.
(b)Either the Company or one of its Subsidiaries has good and marketable title to all of the tangible assets shown on the Most Recent Interim Financial Statements or acquired thereafter, free and clear of any material Lien, except for (i) assets disposed of since such date in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement, (ii) Liens reflected in the Financial Statements or the notes thereto, (iii) assets validly leased from third parties and (iv) Permitted Liens.

3.11.Real Property.
(a)Section 3.11(a) of the Company Disclosure Schedule includes a true and complete list of all real property leases, subleases or other occupancies used by the Company or its Subsidiaries or to which any of them is a party as lessee or lessor (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”). No Person other than the Company has any right to use, occupy or lease any of the Leased Real Property. The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. None of the Company or its Subsidiaries have received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof. The Company and its Subsidiaries have complied in all material respects with the terms of the Real Property Leases. The Company has provided the Buyer with true and correct copies of the Real Property Leases.
(b)The Company does not own any real property.
(c)There is no pending or, to the Knowledge of the Company, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Leased Real Property, and neither the Company nor any of its Subsidiaries have received any written notice thereof.
(d)To the Knowledge of the Company, the buildings and other structures on the Leased Real Properties are in good repair, ordinary wear and tear excepted, and fit for the purposes for which they are presently used in all material respects. The Company and its Subsidiaries have rights of egress and ingress with respect to each of the Leased Real Properties that is sufficient for them to conduct their business as presently conducted consistent with past practice.
(e)There are not now, and will not on Closing be, any circumstances (including any consent required for a change in control of the Company) which would entitle any landlord, licensor or other person to terminate any Real Property Lease or would otherwise restrict or terminate the continued possession or occupation of the Leased Real Properties.
3.12.Intellectual Property.
(a)Section 3.12(a) of the Company Disclosure Schedule includes a true and complete list of (i) all registered Copyrights, issued Patents and registered, and material unregistered Trademarks owned or purported to be owned by the Company or any of its Subsidiaries, (ii) all pending applications for Copyrights, Patents and Trademarks filed by or on behalf of the Company or any of its Subsidiaries (collectively, with 3.12(a)(i), “Registered IP”), (iii) internet domain names owned or controlled by the Company or any of its Subsidiaries, and (iv) all proprietary Software products of the Company or any of its Subsidiaries currently being (or actively proposed to be) marketed or supported (the “Products”) and an indication as to which, if any, of such Products have been registered for copyright protection under United States or foreign copyright Law. The Company or its Subsidiaries are the exclusive owners of all right, title, and interest in and to the Registered IP and the Products free and clear of all Liens. The Registered IP (A) is duly registered or filed in the name of the Company or its Subsidiaries, (B) is in good standing with the intellectual property registry before which it is registered or pending, (C) has not been opposed, cancelled or held unenforceable, and (D) is not the subject of pending or, to the Knowledge of the Company, threatened Litigation.
(b)The business of the Company and its Subsidiaries as currently conducted does not require or use any Intellectual Property Rights or IT Assets not owned by or licensed to the Company or its Subsidiaries; the Company Intellectual Property Rights are sufficient for the Company to carry on its business in all material respects as presently carried out. Section 3.12(b) of the Company Disclosure Schedule is a true and complete list of all licenses, sublicenses and other agreements as to which the

Company or its Subsidiaries is a party and pursuant to which the Company or its Subsidiaries has acquired or is authorized to use any Intellectual Property Rights or IT Assets (other than those comprising or reflected in Commercial Software), and neither the Company nor any of its Subsidiaries is obligated to make any payment or grant any rights to any third party in respect of any Intellectual Property Rights or IT Assets used by the Company or its Subsidiaries or in connection with the business of the Company and its Subsidiaries as currently conducted (other than those comprising or reflected in Commercial Software).
(c)Except as set forth in Section 3.12(c)(i) of the Company Disclosure Schedule or pursuant to a non-exclusive license agreement entered into with the Company in connection with the sale or license of Products to customers in the ordinary course of business consistent with past practice, no Person (other than the Company or any of its Subsidiaries) has an interest in or any right to use any of the Company Intellectual Property Rights owned by the Company, Products, or Company IT Assets owned by the Company. To the Knowledge of the Company, there has not been, and there is not now, any unauthorized use, infringement or misappropriation by any third party, including without limitation any employee or former employee of the Company or its Subsidiaries, of any of the Company Intellectual Property Rights, Products, or Company IT Assets. No shareholder, director, officer or employee of, or Consultant to, the Company has any right to use, other than in connection with the business activities of the Company as presently conducted, any of the Company Intellectual Property Rights, Products, or Company IT Assets.
(d)The operation of the business of the Company and its Subsidiaries prior to the date hereof does not misappropriate or infringe in any material respect upon the Intellectual Property Rights of any Person. No proceeding alleging misappropriation or infringement of the Intellectual Property Rights of any Person is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
(e)The Company has taken (and caused its Subsidiaries to take) all commercially reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets and material confidential information. Except as would not be material to the Company or its Subsidiaries, no Trade Secret of the Company or its Subsidiaries has (i) become part of the public knowledge or literature, (ii) has been used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company; or (iii) disclosed to or discovered by any Person except pursuant to non-disclosure obligations that obligate that Person to maintain the confidentiality of such Trade Secret. Except as would not be material to the Company or its Subsidiaries, no employee or outside Consultant of the Company and its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee or outside Consultant of the Company and its Subsidiaries.
(f)The Company has obtained (and caused its Subsidiaries to obtain) valid and effective work made for hire agreements and assignments from all current and former employees and independent contractors, independent Consultants and former independent Consultants (collectively, the “Inventors”) of all such Inventors’ rights in any Company Intellectual Property Rights or Software developed by such Inventors. No present or former employee or independent contractor, independent Consultants and former independent Consultants of the Company and its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property Rights owned or purported to be owned by the Company.
(g)The Company owns all right, title and interest in and to the name Pointillist as a valid and enforceable Trademark in connection with its present and contemplated business and in commerce, whether local, national or international.

(h)The Products do not make use of any Public Software in a manner that would obligate the Company or any of its Subsidiaries to (i) disclose or distribute such Products in source code form, (ii) license or otherwise make available Products on a royalty-free basis, or (iii) grant any rights in Company Intellectual Property Rights or rights to modify or reverse engineer Products. No funding, facilities or personnel of any Governmental Authority were used to develop or create, in whole or in part, in or to any Intellectual Property Rights owned or purported to be owned by the Company and its Subsidiaries or Products.
(i)Neither the Company nor its Subsidiaries, nor any other Person acting on behalf of the Company or its Subsidiaries, have disclosed or delivered to any other Person, or permitted the disclosure or delivery from any escrow agent or other Person, of any source code of the Products. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or its Subsidiaries, or any Person acting on behalf of the Company or its Subsidiaries, of any source code of the Products.
(j)The Company and its Subsidiaries maintain (i) machine readable copies of the Products, and (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use by the Company, currently made available to the Company’s and its Subsidiaries’ customers, or currently supported by the Company and its Subsidiaries. The Company or its Subsidiaries maintain at least one copy of the source of the Products, and such code is maintained under strict confidentiality and in accordance with industry-standard safekeeping for proprietary source code.
(k)The Products do not contain any computer code or any other mechanisms which (i) disrupt, disable, erase or harm in any way such Product’s operation, or cause the Products to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access the Products without authorization. The Products comply with any applicable warranty or contractual commitment relating to the use, functionality, or performance of the Products in (a) all material respects, and (b) there are no pending or threatened claims alleging any such failure. To the Knowledge of the Company, there exist no technical problems with any Products that materially and adversely affect the performance of such Product or cause such products to fail to substantially conform to their written specifications other than routine software bugs and/or glitches that may be promptly remedied in the ordinary course of the business of the Company and its Subsidiaries.
(l)The Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the businesses of the Company and its Subsidiaries. The Products and Company IT Assets have not materially malfunctioned or failed within the past two (2) years, and do not contain any Viruses. The Company and the Subsidiaries have implemented backup, security and disaster recovery measures and technology consistent with industry best practices, and to the Knowledge of the Company no Person has obtained unauthorized access to any Company IT Assets.
(m)There have been no successful, material unauthorized intrusions or breaches of the security of the Company IT Assets (including with respect to any personal data or information stored thereon) for which notification by the Company or any of its Subsidiaries to individuals and/or Governmental Authorities is required under any applicable Law, regulation, code of conduct or contract to which the Company or a Company Subsidiary is a party. The Company and its Subsidiaries have implemented security patches and upgrades with respect to material releases for the Company IT Assets and Products.
(n)Consummation of the Contemplated Transactions will not result in any of the following pursuant to the terms of any Contract (other than Commercial Software or immaterial terms of a Contract) to which the Company or a Company Subsidiary is a party or by which their properties or assets are bound: (i) the grant, license or assignment to any Person of any interest in or to, the modification or loss of any rights with respect to, or the creation of any Lien on, any Company Intellectual Property Rights, Company IT Assets or any Intellectual Property Rights or IT Assets owned by or licensed to Buyer or its Affiliates prior to Closing, (ii) Buyer or its Affiliates, or the Company or the Subsidiaries, being (A) bound by or subject to any noncompete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which that Person was not bound by or subject to prior to Closing, or (B) obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those that would be payable absent the Contemplated Transactions, or (2) provide or offer any discounts or other reduced payment obligations to any Person in excess of those that would be required to be provided to that Person absent the Contemplated Transaction.
(o)The Company and its Subsidiaries have implemented and maintain a reasonable comprehensive information security plan (the “Security Plan”), which implements commercially reasonable administrative, technical, and physical safeguards designed to protect the Company IT Assets, and the information stored therein (including, but not limited to, personal data or information and other confidential data in its possession or under its control) against loss, theft, damage, misuse, or unauthorized use, disclosure, access or modification. This Security Plan conforms, and has conformed, in all material respects to (i) all applicable Laws related to information security, (ii) any information security and data privacy statements in the Company’s and its Subsidiaries’ applicable privacy policies then in effect, and (iii) the Company’s and its Subsidiaries’ contractual commitments. The Security Plan includes industry standard provisions designed to prevent the Company IT Assets from being infected with any “malware,” “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, either automatically, with the passage of time or upon command by any person (collectively, “Malicious Code”). There has not been any failure that has occurred with respect to the Company IT Assets that is material to and necessary for the operation of the business as currently conducted, and no Malicious Code or error or defect has caused a material disruption, degradation or failure of any of the Company IT Assets or of the conduct of the businesses of the Company or any of its Subsidiaries. There are no, and have not been any, claims or investigations pending or threatened in writing against the Company or any of its Subsidiaries arising out of the Data Privacy Practices or the Security Plan.
(p)The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws in all relevant jurisdictions, all applicable regulatory requirements, self-regulatory requirements, and the Company’s and its Subsidiaries’ policies and contractual obligations or codes of conduct to which the Company or any of its Subsidiaries is a party or is subject, in each case with respect to data privacy and data protection, regarding the Company’s and its Subsidiaries’ collection, use, storage, processing, retention, safeguarding, disclosure, disposal, sharing and/or transfer of any personal data or information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Data Privacy Practices”). Consummation of the Contemplated Transactions will not result in any liabilities in connection with any Data Privacy Practices.
3.13.Contracts.
(a)Material Contracts. Section 3.13(a) of the Company Disclosure Schedule is a true and complete list of all of the following Contracts to which the Company or its Subsidiaries is a party, by which they are, or will be following the Closing, bound, or which otherwise pertain to the business of the Company or its Subsidiaries (the “Material Contracts”):

(i)Contracts evidencing or relating to Indebtedness;
(ii)Contracts evidencing or relating to any obligations of the Company or any of its Subsidiaries with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries;
(iii)Contracts with any customers of, or suppliers to, the Company or its Subsidiaries which involved payments to or from the Company or its Subsidiaries in the most recent twelve (12) month period of in excess of $75,000;
(iv)all Real Property Leases;
(v)Contracts evidencing partnerships or joint ventures in which the Company or any of its Subsidiaries has an interest;
(vi)Contracts that obligate the Company or any of its Subsidiaries with respect to contingent payments of any type in excess of $250,000;
(vii)Contracts relating to Intellectual Property Rights or IT Assets listed in Sections 3.12(a) and 3.12(c) of the Company Disclosure Schedule;
(viii)Contracts by and between the Company or any of its Subsidiaries and any Affiliate of the Company or any of its Subsidiaries, other Persons with whom the Company or any of its Subsidiaries is not dealing at arm’s-length, employee, officer or director of the Company or any of its Subsidiaries or entity controlled by any employees, officers or directors of the Company or any of its Subsidiaries (expressly excluding contracts by, between or among Shareholders that do not involve the Company);
(ix)leases of personal property under which the Company or any of its Subsidiaries is the lessee and is obligated to make payments more than $75,000 per annum;
(x)Contracts relating to any Litigation involving the Company or any of its Subsidiaries at any time;
(xi)Contracts relating to the acquisition or disposition of any capital stock, business or product line of any other Person entered into at any time;
(xii)Contracts limiting the freedom of the Company or any Affiliate to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, or to solicit any individual or class of individuals for employment (expressly excluding contracts of Affiliates that do not relate to the Company); and
(xiii)any Contract not otherwise listed above involving payments to or from the Company or any of its Subsidiaries of in excess of $75,000 per annum or that (regardless of amount) otherwise are, individually or in the aggregate, material to the Company or any of its Subsidiaries.
(b)Status of Material Contracts. A true and complete copy of each Material Contract has been made available to Buyer. All Material Contracts are valid, binding and in full force and effect and enforceable by the Company or its Subsidiaries in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As to each Material Contract, there does not exist thereunder any material breach, violation or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Material Contract, and there does not exist any event, occurrence or condition, including the consummation of the Contemplated Transactions, which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of the Company or any of its Subsidiaries, which breach, violation or default has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No waiver has been granted by the Company or any of its Subsidiaries or any of the other parties thereto under any of the Material Contracts.
(c)Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries are a party to any agreement or arrangement under which any person is entitled, upon a change in ownership of the Common Stock, to (i) terminate that agreement; or (ii) impose or require the adoption of terms that are less favorable to the Company or Subsidiaries than the current terms.
3.14.Compliance with Laws.
(a)Neither the Company nor any of its Subsidiaries is, or has been, in violation of in any material respect, and, to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation in any material respect by the Company or any of its Subsidiaries of, or failure on the part of the Company or any of its Subsidiaries to comply with in any material respect, any Law that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets that would be material to the Company and its Subsidiaries, taken as a whole.
(b)The Company and its Subsidiaries, and their directors, officers, and employees, and to the Knowledge of the Company, any agents acting on their behalf and the Shareholders, are and have been in compliance with U.S. and any applicable foreign economic sanctions laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (collectively, “Sanctions”) and U.S. and applicable foreign laws and regulations pertaining to export and import controls, including those administered by the U.S. Departments of Commerce and State, and applicable anti-money laundering laws and regulations (collectively, “Trade Controls”).
(c)None of the Company or its Subsidiaries, or their directors, officers, or employees, nor to the Knowledge of the Company, any agents acting on their behalf, is or has been (i) identified on any Sanctions-related list of restricted or blocked persons; (ii) organized, resident, or located in any country or territory that is itself the subject of Sanctions; or (iii) owned or controlled by any Person or Persons described in clause (i) or (ii).
(d)There have been no claims, complaints, charges, investigations, voluntary disclosures, or proceedings under Trade Controls involving the Company or its Subsidiaries, and to the Knowledge of the Company, there are no pending or threatened claims or investigations involving suspect or confirmed violations thereof.
(e)The Company is not and does not contain or operate a “TID U.S. business” that produces, designs, tests, manufactures, fabricates or develops one or more “critical technologies” as defined in regulations implementing Section 721 of the Defense Production Act of 1950, as amended (31 C.F.R. Part 800 et seq.).
(f)Neither the Company nor any of its Subsidiaries nor or any of their respective directors or officers, nor to the Knowledge of the Company, employees, equityholders, agents or other Persons acting for or on behalf of the Company or any of its Subsidiaries, or the shareholders have, during the past five (5) years, (i) taken any action in violation of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, or any other applicable Laws relating to anti-bribery, money laundering, unlawful political contributions or gifts or corrupt practice. The Company has not received written (or, to the Company’s knowledge, oral) notice from any Governmental Authority that is the subject of any pending or threatened investigation concerning its compliance with any Anti-Corruption Laws. The Company maintains and enforces policies and procedures that are reasonably designed to ensure compliance with applicable Anti-Corruption Laws.
3.15.Environmental Matters.
(a)The Company and its Subsidiaries (i) are, and at all times have been, in compliance in all material respects with all applicable Environmental Laws, and (ii) have obtained, and are in compliance in all material respects with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (“Environmental Permits”), and have made all appropriate filings for issuance or renewal of such Environmental Permits.
(b)To the Knowledge of the Company there is no contamination of, and there have been no releases or threatened releases of Hazardous Materials at the Facilities or any real property formerly owned, leased or operated by the Company or any of its Subsidiaries (or any predecessor of the Company or any of its Subsidiaries); in each case, that (i) would require notification to governmental entities, investigation and/or remediation pursuant to any Environmental Laws or (ii) would be reasonably likely to give rise to material liabilities pursuant to any Environmental Laws.
(c)There are no pending or, to the Knowledge of the Company, threatened Environmental Matters against the Company and its subsidiaries.
3.16.Litigation.
Except as set forth in Section 3.16 of the Company Disclosure Schedule, there are no asserted claims, actions, suits, audits, inquiries, proceedings or governmental investigations (“Litigation”) pending or, to the Knowledge of the Company, threatened, involving the Company or any of its Subsidiaries or their respective properties or business or director or officer of the Company (in their capacity as such), at Law or in equity, by or before any Governmental Authority, or that have been settled, dismissed or resolved since the date of the Company’s inception. Neither the Company nor any of its Subsidiaries is subject to any Order or settlement agreement arising from any asserted or threatened Litigation or claim. There is no Order or settlement agreement against or in favor of the Company or any of director or officer of the Company (in their capacities as such).
3.17.Employee Benefits.
(a)Section 3.17(a) of the Company Disclosure Schedule lists each material Employee Benefit Plan.
(b)Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have made available to Buyer correct and complete copies of the following, as applicable, with respect to each material Employee Benefit Plan: (i) current plan documents (together with all current amendments thereto), (ii) the most recent summary plan description, (iii) the most recent determination or opinion letter received from the Internal Revenue Service, and (iv) the most recent annual report (Form 5500).
(c)Each Employee Benefit Plan has been, in all material respects, maintained and administered in accordance with the terms of such Employee Benefit Plan and the requirements of applicable Law.
(d)Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype or volume submitter document that is the subject of a favorable opinion letter from the Internal Revenue Service, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of such Employee Benefit Plans which would reasonably be expected to cause the loss of such qualification.
(e)No Employee Benefit Plan is subject to Title IV of ERISA or Code Section 412 or is a Multiemployer Plan and neither the Company nor any of its Subsidiaries has any actual or contingent Liability with respect to any plan subject to Title IV of ERISA or any Multiemployer Plan. No Employee Benefit Plan provides for post-retiree health, welfare, or life insurance benefits or coverage for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state Law, (ii) benefits through the end of the month of termination of employment, (iii) death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment, and (iv) conversion rights.
(f)Except as would not be material to the Company and its Subsidiaries as a whole, as of the date of this Agreement, all contributions required to have been made by the Company or one or more of its Subsidiaries under any of the Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been timely made or properly accrued.
(g)No actions, claims (other than routine benefit claims), or lawsuits have been asserted or instituted against any Employee Benefit Plan or related trust, sponsor, administrator, or fiduciary since the Most Recent Interim Financial Statements, nor to the Company’s Knowledge are there any threatened actions, claims or lawsuits, with respect to any Employee Benefit Plan.
(h)Except as set forth in Section 3.17(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions, either alone or in connection with any other event, will (i) accelerate the timing of vesting, funding or payment, or increase the amount or value, of any compensation or benefits (including severance entitlements) to any current or former employee or independent contractor of the Company or any of its Subsidiaries, or (ii) give rise to any payments or benefits that would be nondeductible by the payor under Section 280G of the Code. The Contemplated Transactions will constitute a “change in the ownership” of the Company for purposes of Section 280G of the Code, in respect of which the Company is eligible to seek shareholder approval of any potential “parachute payments” as contemplated by Treasury Regulations § 1.280G-1, Q/A-6(a)(2).
(i)Neither the Company nor any of its Subsidiaries has any obligation to indemnify, reimburse, gross up, or make whole any person for any Tax imposed under Sections 280G, 4999, or 409A of the Code or otherwise.
(j)Each Employee Benefit Plan that constitutes (or could constitute) in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is (or could be) subject to Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with, or pursuant to an exemption from, Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance (or exemption) was required. Without limiting the generality of the foregoing, except as set forth in Section 3.17(j) of the Company Disclosure Schedule, all Options have been struck with a per-share exercise price that is not less than the fair market value of a share of Common Stock as of the date of grant, as determined in accordance with Section 409A of the Code.

3.18.Labor Matters.
(a)Neither the Company nor any of its Subsidiaries is a party or subject to any pending or, to the Knowledge of the Company, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees, and there are no claims, disputes, actions, grievances, or disciplinary actions pending or, to the Knowledge of the Company, threatened, by or between the Company or any of its Subsidiaries and any current or former employees, directors, or independent contractors, except as set forth in Section 3.18(a) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or other labor agreement, and no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of such entity with any labor relations board or other Governmental Authority seeking recognition of a bargaining representative. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company, its Subsidiaries or any of their employees.
(b)Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws, obligations under Employee Benefit Plans, awards, and industrial instruments, and with its internal codes of conduct and human resource policies respecting employment and employment practices, terms and conditions of employment, wages and hours, and the correct classification of independent contractors and of employees as exempt and non-exempt. The Company does not have nor does it reasonably expect to have any material liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee, or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company or one of its Affiliates.
(c)Section 3.18(c) of the Company Disclosure Schedule provides a true and complete list of each contractor engaged by the Company and its Subsidiaries. Each Person described in Section 3.18(c) of the Company Disclosure Schedule as a contractor is engaged as a true contractor and to the Knowledge of the Company there are no grounds on which the Person, or any individual employed by such Person, as applicable, could successfully claim to be an employee of the Company or any of its Subsidiaries.
(d)Except as set forth in Section 3.18(d) of the Company Disclosure Schedule, the Company and its Subsidiaries are not involved in any dispute in relation to the business or any dispute regarding any claim with any of the employees or with any trade union in relation to the business and, there are no facts or circumstances which are likely to result in such a dispute.
(e)Except as set forth in Section 3.18(e) of the Company Disclosure Schedule, the Company and its Subsidiaries have paid all amounts due to their employees and independent contractors and all amounts due and payable by the Company and its Subsidiaries to any third party for or in respect of the employees and independent contractors, or to the extent not yet due, have properly accrued for such amounts.
(f)The Company and its Subsidiaries have maintained adequate, correct and suitable records regarding the service, including service related entitlements and accruals of each employee including all records required by Law.

(g)Neither the Company nor any of its Subsidiaries has effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Law (collectively, the “WARN Laws”)) affecting any single site of employment or one or more facilities or operating units within any site of employment or facility of such entity.
(h)Since January 1, 2019, the Company and its Subsidiaries have been in compliance, in all material respects, with all applicable Laws related to labor, employment, and personnel (including applicable Laws regarding wage and hour requirements, unfair labor or employment practices, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, harassment, affirmative action, employee health and safety, and collective bargaining) and, to the Company’s Knowledge, as of the date of this Agreement, the Company and its Subsidiaries are not liable in any material respects for any assessments, penalties, or other sums for failing to comply with any such Laws. Except as set forth in Section 3.18(h) of the Company Disclosure Schedule, to the Knowledge of the Company, in the past five (5) years, there have been no Actions, reports, claims, or allegations that any director, officer, or employee with the title of Vice President or above of any Company or Company Subsidiary has engaged in sexual harassment, discrimination, or abuse of any employee or contractor, and none of the Company or its Subsidiaries have entered into any settlement, separation, or severance agreements with any employee or contractor in connection with the same.
3.19.Tax Matters.
(a)The Company and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and correct in all material respects. The Company and each of its Subsidiaries have timely paid all Taxes due and owing (whether or not shown due on any Tax Return). Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b)Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries, have timely withheld and paid over to the proper Taxing Authority all Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or other third party, and have complied in all material respects with all material recordkeeping and information reporting requirements in connection with such withholding and payments.
(c)There are no Liens on any of the assets of the Company or any of its Subsidiaries with respect to Taxes, other than Permitted Liens.
(d)No Taxing Authority is conducting, or proposing or threatening in writing, to conduct an audit or administrative or judicial proceeding with respect to Taxes or any Tax Returns of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect. All Tax deficiencies which have been proposed, asserted or assessed against the Company or any of its Subsidiaries in writing by any Taxing Authority have been fully paid or finally settled. Neither the Company nor any of its Subsidiaries has received a written notice of a claim by any Taxing Authority in any jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been resolved.

(e)Neither the Company nor any of its Subsidiaries has received or requested any ruling, closing agreement, transfer pricing agreement or similar written agreement from any Taxing Authority with respect to any Tax which will have any effect on the Company or any of its Subsidiaries after the Closing.
(f)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law) before the Closing for any period ending on or before the Closing Date; (2) use of an improper method of accounting for any period ending on or before the Closing Date; (3) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing; (4) intercompany transaction occurring, or excess loss account existing, before the Closing, as described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); (5) installment sale or open transaction disposition made before the Closing; (6) prepaid amount received on or prior to the Closing Date; or (7) election under Section 108(i) or Section 965 of the Code prior to the Closing.
(g)The Company has delivered or otherwise made available to Buyer true, correct and complete copies of all income and other material Tax Returns of the Company and each of the Company’s Subsidiaries for all Tax periods beginning on or after January 1, 2019. The Company has delivered or otherwise made available to Buyer true, correct and complete copies of any examination reports received by the Company or any of its Subsidiaries, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, since the date of the Company’s inception.
(h)The unpaid Taxes of the Company and its Subsidiaries (1) did not, in the Most Recent Annual Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet contained within the Most Recent Annual Financial Statements (rather than in any notes thereto) and (2) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.
(i)Neither the Company nor any of its Subsidiaries (1) was a “controlled foreign corporation” as defined in Section 957 of the Code prior to the Closing; (2) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (3) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(j)This Section 3.19 together with Section 3.6, Section 3.7(xx), and Section 3.17 (in the case of Section 3.6 and Section 3.17, solely to the extent such Section relates to Taxes) constitute the exclusive representations and warranties of the Company with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based solely on the representations made in this Section 3.19, Section 3.6, Section 3.7(xx), and Section 3.17 (in the case of Section 3.6 and Section 3.17, solely to the extent such Section relates to Taxes) and shall not be based on the representations set forth in any other provision of this Agreement. The Tax-related representations in this Section 3.19, Section 3.6, Section 3.7(xx), and Section 3.17 are not intended to serve as representations as to the availability of Tax positions after the Closing. Notwithstanding anything to the contrary in this Agreement, (i) the Company makes no representations as to the amount of, or limitations on the use after the Closing Date, of any net operating losses, capital losses, deductions, Tax credits and other similar Tax items of the Company, and (ii) this Section 3.19(j) shall not be construed to prevent an indemnification claim for Taxes arising in a

Tax period (or portion thereof) beginning after the Closing as a result of an inaccuracy in, or breach of, the representations in Section 3.19(e), Section 3.19 (f) or Section 3.19 (i).
3.20.Insurance.
Each of the Company and its Subsidiaries is insured under insurance policies maintained by Altisource or one of its Affiliates covering general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance shown in Section 3.20 of the Company Disclosure Schedule, which insurance is in full force and effect and, to the Knowledge of the Company, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry. The Company and its Subsidiaries have not received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, except for general increases in rates to which similarly situated companies are subject. The Company and its Subsidiaries have timely filed all claims for which they are seeking payment or other coverage under any of their insurance policies. The Company and its Subsidiaries have not made any claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. The Company and its Subsidiaries are not in default in any material respect under any insurance policy maintained by any of them or on their behalf.
3.21.Bank Accounts; Powers of Attorney.
Section 3.21 of the Company Disclosure Schedule sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company or any of its Subsidiaries, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Shareholders, the Company or any of its Subsidiaries.
3.22.Customers and Suppliers.
(a)Section 3.22(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) the ten (10) largest customers of the Company and its Subsidiaries, on a consolidated basis determined by dollar volume of sales, for the fiscal year ended December 31, 2019 and the fiscal year ended December 31, 2020 (collectively, the “Top Customers”) and (ii) the ten (10) largest suppliers of the Company and its Subsidiaries (other than Altisource and its Affiliates), on a consolidated basis determined by dollar volume of expenditures, for the fiscal year ended December 31, 2019 and the fiscal year ended December 31, 2020 (collectively, the “Top Suppliers”).
(b)
(i)To the Company’s Knowledge, there has been no termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with, the business relationship between the Company or its Subsidiaries and any of the Top Customers. The Company has no Knowledge that any Top Customer intends, prior to or as a result of the Closing or otherwise, to cease to contract with the Company or its Subsidiaries, as applicable, or might substantially reduce its business with the Company, or its Subsidiaries, as applicable.
(ii)To the Company’s Knowledge, there has been no termination, cancellation or threatened termination or cancellation of or limitation of, or any material modification or change in, or material dissatisfaction with the business relationship between the Company or its Subsidiaries and any of the Top Suppliers. The Company has no knowledge that any Top Supplier might as a result of the Closing, or otherwise, cease to contract with or supply to the Company or its Subsidiaries, as applicable, or might substantially reduce its business with the Company, or its Subsidiaries, as applicable.

3.23.Accounts Receivable.
All accounts receivable reflected on the balance sheet set forth in the Most Recent Interim Financial Statements (“Most Recent Interim Balance Sheet”) represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The allowance for collection losses on the Most Recent Interim Balance Sheet was established in the ordinary course of business consistent with past practice. Except as set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment of amounts in excess of $25,000 in any individual case, or $100,000 in the aggregate, which has not been resolved prior to the date hereof, other than returns in the ordinary course of business under any Contract with any obligor of any accounts receivable.
3.24.Books and Records.
The books and records of the Company have been maintained in accordance with good business practices and all applicable Laws. The minute books of director (including committees thereof) and shareholder meetings of the Company since the Company’s incorporation contain accurate records of all such meetings and accurately reflect all other material corporate action of the shareholders and directors of the Company. The Company has complied in all material respects with its obligations under any applicable Law or other applicable legislation to file annual returns, resolutions, particulars and other documents as and where required to be filed or registered and such annual returns, resolutions, particulars and other documents were accurate in all material respects.
3.25.No Brokers.
None of the Company or any of its Subsidiaries, or any of the Company’s directors, officers, employees or agents, has employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.
3.26.Accuracy of Information.
None of the representations or warranties of the Company contained herein and none of the information contained in the Disclosure Schedules referred to in this ARTICLE III contains an untrue statement of a material fact or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.
ARTICLE IV
Representations and Warranties of the Shareholders
Except as set forth in the Shareholder Disclosure Schedule (it being agreed that any matter disclosed in the Shareholder Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed only with respect to that section unless another section is specifically cross-referenced or it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsection), each Shareholder, severally and not jointly, represents and warrants as of the date hereof and as at the Closing as follows:
4.1.Title to Equity Securities; Organization and Power.
(i) Such shareholder is the legal and beneficial owner of the Equity Securities of the Company set forth opposite its name in the Allocation Schedule, free and clear of any Liens (the “Transferred Shares”); (ii) except for a Shareholder’s Transferred Shares, such Shareholder does not legally or beneficially own any Equity Security of the Company or any of its Subsidiaries, and (iii) such Shareholder did not acquire any Equity Securities of the Company in contemplation of the Contemplated

Transactions and the other transactions contemplated by this Agreement; (iv) no person other than such Shareholder has a beneficial interest in or a right to acquire or vote any of such Shareholder’s Transferred Shares; and (v) if such Shareholder is an entity, such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
4.2.Authorization and Enforceability.
Such Shareholder has full power and authority or legal capacity, as applicable, to execute and deliver this Agreement, the Ancillary Documents and any other agreements contemplated hereby or thereby to which it is a party, and to perform its obligations hereunder and thereunder and consummate the Contemplated Transactions. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by such Shareholder will be, at the Closing, duly authorized, executed and delivered by such Shareholder, and constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder, in accordance with its terms, subject to the Enforceability Exceptions.
4.3.No Violation.
The execution and delivery by such Shareholder of this Agreement and the Ancillary Documents to which such Shareholder is a party, consummation of the Contemplated Transactions that are required to be performed by such Shareholder and compliance with the terms of this Agreement and the Ancillary Documents to which such Shareholder is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, (c) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to such Shareholder or by which its properties are bound or affected, or (d) result in the creation of, or require the creation of, any material Lien upon any shares of capital stock or any property of the Company or any of its Subsidiaries.
4.4.Governmental Authorizations and Consents.
No Governmental Consents are required to be obtained or made by such Shareholder in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which such Shareholder is, or is to be, a party or the consummation by such Shareholder of the Contemplated Transactions.
4.5.Litigation.
As of the date of this Agreement, (a) there is no Litigation pending or, to the actual knowledge of the Shareholders, threatened involving any such Shareholder that questions the validity of this Agreement or would otherwise reasonably be expected to have, individually or in the aggregate, a Shareholder Material Adverse Effect, and (b) none of the Shareholders are subject to any Order or settlement agreement that would reasonably be expected to have, individually or in the aggregate, a Shareholder Material Adverse Effect.

4.6.No Brokers.
Such Shareholders has not employed or incurred any Liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.
4.7.Accuracy of Information.
None of the representations or warranties of Shareholders contained herein and none of the information contained in the Schedules referred to in ARTICLE III contains an untrue statement of a material fact or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect
ARTICLE V
Representations and Warranties of Buyer
Buyer represents and warrants to the Shareholders and the Company as of the date hereof and as at the Closing as follows:
5.1.Organization and Power.
Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the state of California and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.
5.2.Authorization.
Buyer has duly authorized the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the performance of its obligations hereunder and thereunder.
5.3.Enforceability.
This Agreement and each of the Ancillary Documents to which Buyer is a party constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or affecting the rights of creditors generally.
5.4.No Violation.
The execution, delivery and performance of this Agreement and the Ancillary Documents executed or to be executed by Buyer pursuant to this Agreement, and the consummation of the Contemplated Transactions will not (i) conflict with or violate any provision of the organizational documents of Buyer, or (ii) conflict with or violate in any respect any provision of any Law applicable to Buyer or by which Buyer or its properties are bound or affected except as would not have a Buyer Material Adverse Effect.
5.5.Governmental Authorizations and Consents.
Except as may be required under Antitrust Laws, no Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which it is a party, other than the Governmental Consents set forth in Section 4.5 of the Buyer Disclosure Schedule.

5.6.Financial Capacity.
Buyer has, or has access to, capital in an amount that is sufficient to pay the Closing Consideration Amount as required by and in accordance with this Agreement.
5.7.Litigation.
As of the date of this Agreement, (a) there is no Litigation pending or, to the actual knowledge of the Buyer, threatened involving the Buyer that questions the validity of this Agreement or would otherwise reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (b) the Buyer is not subject to any Order or settlement agreement that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
5.8.No Brokers.
No agent, broker, Person or firm acting on behalf of Buyer or its Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the Contemplated Transactions.
5.9.Investment Intent.
Buyer is acquiring the shares of Common Stock to be purchased under this Agreement for its own account for investment, without a view to resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof.
ARTICLE VI
Covenants
6.1.Conduct of Business of the Company.
(a)Except as (x) expressly contemplated by this Agreement or as expressly set forth in Section 6.1 of the Company Disclosure Schedule, (y) prohibited or required by applicable Law or (z) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the ordinary course of business (including any conduct that is reasonably related, complementary or incidental thereto), (ii) not take or omit to take any action which would have a Company Material Adverse Effect, and (iii) preserve substantially intact its business organization and to preserve in all material respects the present commercial relationships with key Persons with whom it does business.
(b)Except as (x) contemplated by this Agreement or as expressly set forth in Section 6.1 of the Company Disclosure Schedule, (y) prohibited or required by applicable Law or (z) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its Subsidiaries not to:
(i)enter into or modify in any material respect any contracts with Affiliates (except any contracts with Affiliates to be terminated at the Closing);
(ii)amend or modify any of its governing documents;
(iii)sell, assign, license or transfer any material portion of its tangible assets or mortgage, pledge or impose a Lien upon any of its tangible assets, in each case, other than in the ordinary course of business;

(iv)make any capital expenditures or commitments for capital expenditures in an amount in excess of $100,000 in the aggregate;
(v)acquire a business, line of business, a material portion of the assets of a Person, or equity interests in any Person (whether by merger, consolidation or otherwise), or enter into any joint venture or partnership with, any other Person;
(vi)incur Indebtedness in excess of $250,000, except for Indebtedness incurred in the ordinary course of business for working capital purposes;
(vii)issue, sell, pledge, dispose of or encumber any shares of capital stock or equity interests or securities convertible, exchangeable or exercisable therefor of the Company to any Person other than issuances upon exercise or conversion of outstanding Preferred Stock, Bridge Notes and options;
(viii)enter into any new line of business material to the Company, taken as a whole, or, unless at the direction of Buyer, terminate the employment of, or materially change the compensation, duties and responsibilities of, the Chief Executive Officer or the Chief Financial Officer of the Company;
(ix)make any material change in the policies of the Company with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables;
(x)make any material change in its cash management practices or in the accounting methods, principles or practices used by the Company, except as required by applicable Law or GAAP;
(xi)effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;
(xii)(A) other than customer Contracts entered into in the ordinary course of business, which for the avoidance of doubt, do not involve the pre-payment of more than 12-months of fees under such customer Contract, enter into any contract, agreement or arrangement that would have been a Material Contract if entered into prior to the date hereof or (B) amend in a manner adverse to the Company or terminate any Material Contract or any provision thereof;
(xiii)make or declare any dividend or distribution in respect of its equity interests, except dividends or distributions solely in cash that are paid in full prior to the Closing Date;
(xiv)enter into any lease agreement or renew, terminate or otherwise modify any Real Property Lease;
(xv)initiate any proceeding or settle or resolve any proceeding, threatened proceeding or contractual dispute that (x) requires the payment of more than $150,000 individually and $300,000 in the aggregate (in each case, net of any insurance coverage), or (y) imposes any material non-monetary restrictions on the Company or requires any admissions of liability, fault or responsibility by the Company;
(xvi)except as required pursuant to the terms of any Employee Benefit Plan listed on Company Disclosure Schedule Section 3.17(a) or applicable Law, in each case, (A) increase the compensation or benefits (including severance benefits) of any current or former employee or independent contractor, (B) announce, implement or effect any reduction in force, mass lay off, early retirement program, severance program or other program concerning the termination of employees that would trigger any liability or advance notice requirements under the WARN Laws, (C) take any action to accelerate the vesting or payment of or to fund any benefit or payment provided to any current or former employee or independent contractor, (D) enter into, terminate, adopt, or amend any Employee Benefit Plan or any plan, policy, program, agreement or arrangement that would constitute an Employee Benefit Plan (excluding any amendments or modifications made in the ordinary course of the renewal of the Company’s health and welfare benefit plans) if it had been in effect as of the date of this Agreement, (E) hire or promote any employee or independent contractor with expected annual compensation in excess of $150,000 or terminate any employee or independent contractor with annual compensation in excess of $150,000, or (F) make or forgive any loans, advances, or extensions of credit to any current or former employee or independent contractor, other than ordinary-course travel or business expense advances;
(xvii)adopt, enter into, engage in negotiations for any collective bargaining agreement or similar collective labor agreement or arrangement;
(xviii)other than in the ordinary course of business consistent with past practice, transfer, license, encumber, abandon, allow to lapse or otherwise dispose of any rights to material Company Intellectual Property Rights;
(xix)change or amend any data privacy or information security practices of the Company in any materially adverse manner, except as required by applicable Law;
(xx)make, change or revoke any material Tax election in a manner inconsistent with past practice and applicable Law, file any material amended Tax Return, change any material Tax accounting period or material method of Tax accounting, settle any Tax Contest with respect to any material Tax, enter into any closing agreement with respect to any material Tax, surrender any claim to a Tax refund, or, other than in the ordinary course of business, consent to any extension or waiver of any limitation period with respect to any material Taxes; or
(xxi)agree, authorize or commit to do any of the actions set forth in clauses (i) through and including (xx).
It being understood, however, that nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the operations of the business of the Company prior to the Closing.
Notwithstanding anything to the contrary contained herein, any COVID-19 Response shall in no event be deemed to constitute a breach of this Section 6.1.
6.2.Access to Information.
From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall provide to Buyer and its authorized representatives and advisors during normal business hours reasonable access to all books and records of the Company (in a manner so as to not interfere with the normal business operations of the Company) in connection with the Contemplated Transaction; provided, that the Company and their respective representatives shall have no obligation to provide Buyer and its representatives access to any books or records to the extent such books and records (i) do not pertain to the business of the Company or relate to the Contemplated Transaction, and, to such extent, the Company and its representatives are entitled to withhold access to or redact any portion of such books and records or (ii) are subject to the attorney-client privilege, work product doctrine, or any other applicable privilege; provided, that with respect to clause (ii), the Company shall use commercially reasonable efforts to provide access to any such books and records in such fashion that would not reasonably be expected to waive any applicable privilege. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement.

6.3.Efforts to Consummate; Affiliate Arrangements.
(a)Subject to the terms and conditions herein provided, each of the Company and Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby. Each party shall make an appropriate filing, if necessary, pursuant to the HSR Act (which filing shall specifically request early termination of the waiting period prescribed by the HSR Act) with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this Agreement, shall make the filings required under any other Antitrust Laws as promptly as practicable after the date of this Agreement, and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Laws. Buyer, on the one hand, and the Shareholders, on the other hand, each shall pay fifty percent (50%) of all filing fees incurred in connection with obtaining any necessary or appropriate governmental approvals under the Antitrust Laws. Without limiting the foregoing, Buyer and its Affiliates shall not commit to or agree to extend any waiting period under the HSR Act or any other applicable antitrust or competition Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the Company (which such consent shall not be unreasonably withheld, conditioned or delayed).
(b)Each of Buyer and the Company shall (i) promptly notify each other of any substantive written communication made to or received by Buyer or the Company, as the case may be, from any Governmental Authority regarding any of the transactions contemplated hereby, (ii) subject to applicable Law, permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed substantive written communication to any Governmental Authority relating to the transactions contemplated by this Agreement, (iii) not agree to participate in any substantive meeting or discussion, either in person, by telephone, or any other virtual platform, with any Governmental Authority in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion, and (iv) furnish each other with copies of all substantive correspondence, filings and written communications between such party and their Affiliates and their respective representatives, on one hand, and any such Governmental Authority or its respective staff, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby; provided that materials may be redacted before being provided to the other party (A) to remove references concerning the valuation of the Company or individual customer pricing information, (B) as necessary to comply with contractual arrangements and (C) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns; and provided, further, that copies of filings made under the HSR Act need not be shared.
(c)Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Buyer to propose, commit to or effect the sale, license or divestiture of any assets, properties or business lines of Buyer or the Company or any of their respective Subsidiaries or Affiliates.
(d)Prior to the Closing, the Company and each of the Shareholders and their Affiliates will (i) terminate any Contract (except for employment and similar agreements) with the

Company and its Subsidiaries and (ii) terminate or unwind any funding or debt balances (excluding the Intercompany Payables as defined on the Company Disclosure Schedule, which will be treated as Indebtedness hereunder and paid at the Closing) with the Company or any of its Subsidiaries, in each case in a manner that does not lead to any liability for the Company and its Subsidiaries and is reasonably satisfactory to Buyer.
6.4.Exclusive Dealing.
During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall not take, nor shall it permit any of its controlled Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to: (a) solicit, initiate or continue discussions or engage in negotiations with any Person (whether such negotiations are initiated by the Company, an Affiliate, a third party or otherwise), other than Buyer or its Affiliates, relating to the possible acquisition of any material portion of the equity or assets of the Company or the Company (whether by way of merger, purchase of equity, purchase of assets, loan or otherwise) or a refinancing or recapitalization of the Company (an “Acquisition Transaction”); (b) provide non-public information or documentation with respect to the Company to any Person, other than Buyer or its Affiliates or its or their representatives, or Shareholders or their Affiliates relating to an Acquisition Transaction; or (c) enter into any definitive agreement with any Person, other than Buyer or its Affiliates effecting an Acquisition Transaction; provided, however, that Buyer hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Company and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably allow the Person to form a basis for an Acquisition Transaction without any breach by the Company of this Section 6.4. Buyer expressly agrees that nothing in this Section 6.4 in any way restricts Altisource Portfolio Solutions, S.A. (“ASPS”) or its Affiliates from engaging in any conversations, negotiations, or agreements with any person concerning the acquisition of all or substantially all of the business or capital stock of ASPS or any of its Affiliates or all or any material portion of the assets of ASPS or any of its Affiliates (whether or not Altisource’s ownership of the Company is referenced in such discussion, negotiations or agreements) by any such person provided that such conversations, negotiations or agreements do not affect ASPS or its Affiliates’ obligation to sell its ownership of the Company as provided in this Agreement.
6.5.Certain Tax Matters.
(a)Tax Return Preparation.
(i)The Company shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of the Company and its Subsidiaries that are due (taking into account permitted extensions that have been granted) on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice of the Company and its Subsidiaries. The Company shall timely pay or cause to be timely paid all Taxes shown due with respect to Tax Returns filed pursuant to this Section 6.5(a)(i).
(ii)Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of the Company and its Subsidiaries that are filed after the Closing Date. All such Tax Returns in respect of any Pre-Closing Period or Straddle Period shall be prepared and filed in a manner consistent with the past practices of the Company, except as otherwise required by applicable Law. Buyer shall provide a draft of each such Tax Return that is an income or other material Tax Return (together with schedules, statements and, to the extent requested by the Shareholders’ Representative, supporting documentation) to the Shareholders’ Representative not less than twenty (20) days prior to the date on which such Tax Return is to be filed (or such shorter period as is reasonable given the nature of the Tax Return) for the review and comment of the Shareholders’ Representative, and Buyer shall incorporate any reasonable comments provided by the Shareholders’ Representative no later than fourteen (14) days after the date of the Shareholders’ Representative’s receipt of such draft Tax Return (or, if sooner, two (2) days prior to the due date of such Tax Return). Buyer shall timely pay or cause to be paid all Taxes shown due with respect to Tax Returns filed pursuant to this Section 6.5(a)(ii), subject to Buyer’s indemnification rights under Section 8.2.
(b)Cooperation on Tax Matters. Buyer and the Shareholders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with (1) the filing of Tax Returns pursuant to this Section 6.5; (2) the filing of any other Tax Returns required to be filed by Buyer, the Company or any of the Company’s Subsidiaries in connection with the Contemplated Transactions; and (3) any Tax Contest relating to the Company or any of its Subsidiaries and involving Buyer, the Company or any of the Company’s Subsidiaries or any of the Contemplated Transactions. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder subject to any limitation under applicable Law. The parties agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Shareholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.
(c)Transfer Taxes. Buyer, on the one hand, and the Shareholders, on the other hand, each shall be responsible for and shall pay when due fifty percent (50%) of any Transfer Taxes. Buyer shall timely prepare all necessary Tax Returns with respect to all such Transfer Taxes. The Shareholders shall reasonably cooperate with Buyer as may be necessary to effectuate such filings.
(d)Buyer Covenants. Following the Closing, Buyer will not (and will not permit its respective Affiliates, including the Company and its Subsidiaries, to) (i) amend any Tax Returns of or with respect to the Company or any of its Subsidiaries with respect to any Pre-Closing Period or Straddle Period, (ii) make or change any Tax election or change any method of accounting that has effect on any Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Period or Straddle Period, (iii) agree to extend or waive the statute of limitations with respect to Taxes of the Company or any of its Subsidiaries for a Pre-Closing Period or Straddle Period, or (iv) initiate discussions or examinations with any Taxing Authority (including any voluntary disclosures) regarding Taxes with respect to any Pre-Closing Period or Straddle Period, except in each case with the prior written consent of the Shareholders’ Representative. Buyer will not cause or permit the Company or any of its Subsidiaries to engage in any transaction on the Closing Date after the Closing outside the ordinary course of business, except with the prior written consent of the Shareholders’ Representative. Buyer shall not make, or permit to be made, any election under Section 338 of the Code or any similar provisions of federal, state, local or non-U.S. Tax Law with respect to transactions contemplated by this Agreement.
(e)Tax Sharing Contracts. All Tax sharing agreements or similar Contracts with respect to or involving the Company or any of its Subsidiaries shall be terminated no later than the Closing Date (in each case, other than agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax matters and intercompany agreements between and among any of the Company and any of its Subsidiaries) and neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability under such terminated Contracts after the Closing Date.
(f)Transaction Deductions. All items of loss, deduction or credit of the Company or any of its Subsidiaries resulting from or attributable to (i) the repayment of Indebtedness in connection with the Closing or as contemplated by this Agreement, (ii) the payment of Company Transaction Expenses, and (iii) payments in respect of Vested Options made pursuant to this Agreement, shall be included as deductions on the applicable Tax Returns of the Company and its Subsidiaries for the Pre-Closing Period (and the hypothetical Tax period that is the portion of any Straddle Period that is deemed to end on the Closing Date under this Agreement) that are filed on or after the Closing Date, except to the extent a tax accountant at a regionally or nationally known accounting or law firm provides a reasoned memo to Buyer (with a copy to Shareholders’ Representative) concluding that there is not at least a “more likely than not” position for the item to be treated as deductible in the Pre-Closing Period (or the pre-Closing portion of the Straddle Period) under applicable Law.
(g)Company Tax Year End. Buyer shall cause the Company and its Subsidiaries to join the U.S. consolidated income Tax group that includes Buyer from and after the beginning of the day on the day after the Closing Date, and as a result the parties agree that the income Tax year of the Company and its Subsidiaries will end for U.S. federal and state income Tax purposes on the Closing Date. None of the parties shall take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment except upon a contrary final determination by an applicable Taxing Authority.
6.6.Release. Effective as of the Closing, each Shareholder, on behalf of itself and its Affiliates and each of its and their respective officers, directors, employees, agents, successors and assigns (the “Releasing parties”), hereby releases, acquits and forever discharges the Company, its Subsidiaries, and any and all of each of their successors and assigns, together with all their present and former directors and officers (the “Released parties”), from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in Law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which the Releasing party ever had, has or may have against any of the Released parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released parties, from the beginning of time to and including the Closing Date, other than obligations arising under this Agreement and any Ancillary Document.
6.7.Employee Benefits.
(a)During the one (1) year period commencing on the Closing, or if shorter, until a termination of employment (the “Continuation Period”), Buyer shall, or shall cause the Company, its Subsidiaries, or Buyer’s Affiliates to, provide to each employee of the Company and its Subsidiaries who continues employment with the Company or any of its Subsidiaries after the Closing Date (such employees, the “Continuing Employees”) (i) base salary or base wages at the same annual or periodic rate as the base salary or base wages provided to such Continuing Employee immediately before the Closing, (ii) an annual cash bonus opportunity or commissions opportunity that is no less favorable than the annual cash bonus opportunity or commissions opportunity provided to such Continuing Employee immediately before the Closing, and (iii) employee benefits (other than equity or equity-based compensation, pension or retirement benefits, change in control or other transaction-based benefits, or retention compensation) that are substantially similar in the aggregate to those employee benefits (other than equity or equity-based compensation, pension or retirement benefits, change in control or other transaction-based benefits, or retention compensation) provided to similarly situated employees of Buyer. Nothing in this Agreement shall be construed as altering or limiting the rights of Buyer, the Company, or its Subsidiaries to (x) terminate the employment of any Continuing Employee, (y) amend, modify, or terminate any compensation or employee benefit plan, program, agreement or arrangement, subject to the terms of such plan, program, agreement, or arrangement or as necessary to comply with applicable Laws, or (z) except as expressly set forth herein, change the terms or conditions of employment of any Continuing Employee.

(b)From and after the Closing Date, Buyer shall, or shall cause the Company, its Subsidiaries, or Buyer’s other Affiliates to, (i) recognize, for purposes of vesting and eligibility under all plans, programs and arrangements established or maintained by Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) a Continuing Employee’s service with the Company or any of its Subsidiaries (and any of their respective predecessors) to the same extent that it was recognized for service under the applicable Employee Benefit Plan, as applicable; provided that no such recognition of service shall be required to the extent that it would result in a duplication of benefits, (ii) waive any pre-existing condition exclusion, actively-at-work requirement, or waiting period under all employee health and other welfare benefit plans stablished or maintained by Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) for the benefit of Continuing Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have been applicable under the corresponding Employee Benefit Plan, and (iii) provide full credit the for the plan year in which the Closing occurs for any co-payments, deductibles or similar out-of-pocket payments made or incurred by Continuing Employees prior to the Closing Date.
(c)Nothing in this Section 6.7 shall be construed to (i) confer on any Person any benefit or right, including the right to continued employment, or any health or welfare benefit, or to otherwise enforce the provisions of this Section 6.7, (ii) cause any Person (including, for the avoidance of doubt, any employee of the Company or any of its Subsidiaries) to be a third-party beneficiary of this Agreement, or (iii) establish, amend, modify, waive, or terminate any Employee Benefit Plan or any comparable compensation or benefit plan, agreement or arrangement of Buyer or its Affiliates prior to, upon or following the Closing.
(d)The Company and Buyer intend that the consummation of the Contemplated Transactions shall not give any employee any right to terminate for “Good Reason” (as such term is defined in any employment agreement or other employment arrangement by and between the Company or any of its Subsidiaries and an employee), and the Company shall take all necessary steps to ensure that that the consummation of the Contemplated Transactions shall not constitute “Good Reason” under such agreements and arrangements.
(e)The Company shall use reasonable best efforts to obtain from each Person (each, a “Disqualified Individual”) to whom any payment or benefit is required or proposed to be made, or was previously made, that could reasonably be expected to constitute a “parachute payment” under Section 280G(b)(2) of the Code a written agreement waiving such Disqualified Individual’s right to receive some or all of such payment or benefit (the “Waived Benefits”), so that no remaining payments and benefits applicable to such Disqualified Individual constitute parachute payments, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the Company’s stockholders entitled to vote on such matter in a manner that complies with Section 280G(b)(5)(B) of the Code; provided, however, that the Company shall not be responsible for taking into account (i) any arrangements of Buyer (or its Affiliates) that have not been provided to the Company at least three (3) Business Days prior to the delivery of the waiver agreement and the disclosure statement contemplated by this Section 6.7(b), or (ii) for any misinformation provided to the Company with respect to any such arrangements. Prior to the Closing, the Company will submit the Waived Benefits of each Disqualified Individual who has executed a waiver in accordance with this Section 6.7(b) for, and will use reasonable best efforts to obtain, the approval of the Company’s stockholders entitled to vote on such matter and such Disqualified Individual’s right to receive the Waived Benefits will be conditioned upon receipt of the requisite approval by the stockholders on such matter in a manner that is intended to comply with Section 280G(b)(5)(B) of the Code; provided that in no event will this Section 6.7(b) be construed to require the Company (or any of its Affiliates) to compel any Disqualified Individual to waive any existing rights under any Contract, Employee Benefit Plan, or other agreement that such Disqualified Individual has with the Company, any Subsidiary, or any other Person, and in no event will the Company (or any of its Affiliates) be deemed in breach of this Section 6.7(b) if any such Disqualified Individual refuses to waive any such rights or if the requisite stockholder approval is not obtained to approve any Waived Benefits; provided further, however, that the Company agrees to neither discourage nor otherwise interfere with any Disqualified Individual’s execution of a waiver of the Waived Benefits or with any stockholder’s approval of the Waived Benefits. The Company shall provide Buyer and its counsel with a copy of the waiver agreement and the disclosure statement contemplated by this Section 6.7(b) no less than two (2) Business Days prior to delivery to each Disqualified Individual, and the Company will consider in good faith any changes reasonably requested by Buyer or its counsel that are timely provided to the Company. No less than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer evidence that either (a) the 280G stockholder vote was solicited and the stockholder approval was obtained with respect to any Waived Benefits, or (b) the stockholder approval of any Waived Benefits was not obtained and, as a consequence, such payments and or benefits will not be made or provided to any affected individual and any previously paid or provided will be returned or recovered.
(f)Prior to the Closing, the Company shall take all actions necessary under the Company Stock Plan in order to effectuate the termination and cancellation of each Option that is not a Vested Option and each share of Unvested Restricted Stock immediately prior to the Closing, without payment of any consideration to the holder of such Option or share of Unvested Restricted Stock (collectively, the “Pre-Closing Company Stock Plan Actions”).
(g)Prior to the Closing, the Company shall take all actions necessary to effectuate, no later than the Business Day immediately prior to the Closing, the cessation of the Company’s participation in any Employee Benefit Plan that is sponsored or maintained by Altisource Solutions, Inc. or any of its Affiliates other than the Company and its Subsidiaries for the benefit of current or former employees of the Company or any of its Subsidiaries.
(h)Prior to the Closing, the Company shall take the actions specified in Section 6.7(h) of the Company Disclosure Schedule.
6.8.Public Announcements.
The initial press release regarding this Agreement and the Contemplated Transactions shall be made pursuant to a press release previously agreed by the parties. None of Buyer, the Company or the Shareholders will issue or make any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of Buyer and the Company, except as may be required by Law; provided, that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so; and provided, further, that Altisource may make any public disclosure it deems necessary or appropriate to comply with the requirements of any applicable securities Law or the rules and regulations of any market on which its stock is traded and Buyer shall cooperate in a timely way.
6.9.Non-Competition.
(a)For a period of four (4) years from and after the Closing Date, each of Altisource, [***] (the “Restricted Parties”) individually agrees for itself or himself, or any of their respective Affiliates shall, directly or indirectly, engage in, own, have any financial interest in, manage or operate anywhere in the world, a business the same as, substantially similar to, or which materially competes with, any of the customer journey analytics. management and orchestration business conducted by the Company or any of its Subsidiaries prior to the Closing (the “Business”), except that the beneficial ownership within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, of less than 2% of the outstanding common stock of a publicly-held corporation that is engaged in a business competitive with the Business shall be permitted. Buyer expressly agrees that nothing in this Section 6.9(a) will in any way restrict (i) any person who may acquire all or substantially all of the business or capital stock of Altisource or its Affiliates or any material assets of Altisource or its Affiliates after the Closing or (ii) any Affiliate of such acquiring person that was not an Affiliate of Altisource prior to such acquisition.
(b)For a period of four (4) years following the Closing, each of the Restricted Parties, severally and not jointly, shall not, and shall cause its respective Affiliates and each of their and their Affiliates’ officers, directors, shareholders, employees, agents, representatives, successors and assigns not to, for its or their own account or for the account of any other Person (i) encourage any customer, client, supplier or other Person having a business relationship with the Company, Buyer or any of its Affiliates to terminate or alter such relationship to the disadvantage of Buyer or any of its Affiliates, (ii) encourage any Person not to enter into a business relationship with Buyer or any of its Affiliates or (iii) impair or attempt to impair any relationships between Buyer or any of its Affiliates and any of their respective customers, clients, suppliers or other Persons with whom they have business relationships. Buyer expressly agrees that nothing in this Section 6.9(b) will in any way restrict any person who may acquire all or substantially all of the business or capital stock of Altisource or its Affiliates or any material assets of Altisource or its Affiliates after the Closing or any Affiliate of such acquiring person that was not an Affiliate of Altisource prior to such acquisition.
(c)For a period of two (2) years following the Closing Date, each of the Restricted Parties, severally and not jointly, and its respective Affiliates shall not, directly or indirectly, solicit for employment or employ any employee of the Company or any of its Subsidiaries, or request, induce or advise any employee thereof to leave the employ of the Company or any of its Subsidiaries, without the prior written consent of Buyer; provided that a general offer of employment to the public shall not be deemed prohibited thereunder as long as not specifically directed at employees of the Company or its Subsidiaries.
(d)The nature and scope of this Section 6.9 has been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by each Restricted Party for such obligations. Without derogating from the aforesaid, each of the Restricted Parties represents and warrants, severally and not jointly, that: (i) sufficient consideration has been given as it relates to such party’s obligations under this Section 6.9; (ii) such Restricted Party has consulted with legal counsel of such Restricted Party’s choosing regarding his or her rights and obligations under this Section 6.9; (iii) such Restricted Party fully understands the terms and conditions contained herein; (iv) the scope of the business of the Company and its Affiliates is independent of location (such that it is not practical to limit the restrictions contained in this Section 6.9 to a specified country, city or part thereof); (v) the restrictions and agreements in this Section 6.9 are reasonable in all respects and necessary for the protection of the Company and the Company Subsidiaries and its confidential information and goodwill and that, without such protection, the customer and client relationship and competitive advantage of the Company and its Subsidiaries would be materially adversely affected; and (vi) the agreements in this Section 6.9 are an essential inducement to the Buyer to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which such party is party to or by which such party is bound (whether under Contract or by applicable Laws).  Each Restricted Parties that is a natural person further acknowledges that the restrictions contained in this Section 6.9 do not impose an undue hardship on him or her and, since he or she has general skills which may be used in other industries, do not deprive such Restricted Party of his or her livelihood or business.
(e)The covenants and undertakings contained in this Section 6.9 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.9 may cause irreparable injury to the Company, its Subsidiaries and their successors, assigns and any third-party beneficiary, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Company, its Subsidiaries and their its successors, assigns and any third-party beneficiary, may be entitled to seek, in addition to other rights and remedies existing in their favor under applicable Law or in equity, an injunction, restraining order or other equitable relief against a breaching party from any court of competent jurisdiction in the event of any breach or threatened breach of any provisions of this Section 6.9 without the requirement for the posting of any bond.
ARTICLE VII
Conditions to Consummation of the Transactions Contemplated by this Agreement
7.1.Conditions to the Obligations of the Company, Buyer and Shareholders.
The obligations of the Company, Buyer and Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing by the party for whose benefit such condition exists), on or prior to the Closing Date, of the following conditions:
(a)any applicable waiting period under the HSR Act relating to the Contemplated Transactions shall have expired or been terminated;
(b)other than with respect to the applicable waiting period under the HSR Act relating to the Contemplated Transactions, all approvals and consents of the applicable Governmental Authority required under any other Antitrust Laws shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated, except as could not reasonably be expected to result in a Buyer Material Adverse Effect or a Company Material Adverse Effect, as the case may be;
(c)no Law or Order (including by temporary restraining order or preliminary or permanent injunction) issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or making the Closing illegal, in each case, shall be in effect, except as could not reasonably be expected to result in a Buyer Material Adverse Effect or a Company Material Adverse Effect, as the case may be; and
(d)no Governmental Authority shall have instituted Litigation that is pending with any such Governmental Authority against Buyer, Shareholder or the Company (or any of their respective Affiliates) that would reasonably be expected to result in the issuance of any executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order, except as could not reasonably be expected to result in a Buyer Material Adverse Effect or a Company Material Adverse Effect, as the case may be.
7.2.Other Conditions to the Obligations of Buyer.
The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver in writing) by Buyer, on or prior to the Closing Date, of the following further conditions:

(a)(i) the representations and warranties of the Company set forth in Section 3.3 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except for de minimis inaccuracies or changes resulting from exercise of outstanding option, or conversion of outstanding shares of Preferred Stock or Bridge Notes; (ii) the Surviving Representations of the Company and the Shareholders shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such Surviving Representations are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct in all material respects as of the specified date; and (iii) the other representations and warranties of the Company set forth in ARTICLE III hereof and of the Shareholders set forth in ARTICLE IV hereof without giving effect to any qualification as to “material,” “materiality,” “Material Adverse Effect” or similar qualification, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such other representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct in all respects as of the specified date, and (y) to the extent the failure of such other representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not have a Company Material Adverse Effect;
(b)the Shareholders and the Company shall have performed and complied in all material respects with all obligations and covenants required to be performed or complied with by the Shareholders and the Company under this Agreement on or prior to the Closing Date; and
(c)since the date hereof, there shall have not occurred any Company Material Adverse Effect or Shareholder Material Adverse Effect.
ARTICLE VIII
Indemnification; Survival
8.1.Expiration of Representations and Warranties.
All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. Eastern Time on the date that is the one (1) year anniversary of the Closing Date (the “Indemnity Escrow Release Date”), and all liability with respect to such representations and warranties shall thereupon be extinguished (except to the extent a claim for indemnification has been made prior to such time for any breach thereof); provided, that the representations and warranties of (a) the Company set forth in Section 3.1(a) (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (Capitalization of the Company and Its Subsidiaries), Section 3.4(a) (No Violation) Section 3.19 (Tax Matters) and Section 3.25 (No Brokers) and (b) the Shareholders in Section 4.1 (Title to Equity Securities; Organization and Power); Section 4.2 (Authorization and Enforceability), Section 4.3(a) (No Violation) and Section 4.5 (No Brokers) shall in each case in (a) and (b) above survive fifteen (15) years (the representations and warranties of the Company and the Shareholders referred to in this proviso are collectively referred to as the “Surviving Representations”). Notwithstanding anything to the contrary set forth herein, (i) if a claim for indemnification with respect to any of the representations and warranties has been made in accordance with this ARTICLE VIII prior to the expiration of the applicable survival period set forth in this Section 8.1, then the indemnification obligation with respect to such claim shall not be terminated hereunder and the applicable Indemnitor shall continue to have obligations as to such indemnification claim until such indemnification claim is fully and finally resolved and (ii) the covenants and agreements of each party hereto shall survive until fully discharged.

8.2.Indemnification.
(a)By Buyer. Subject to the provisions of Section 8.1 relating to the survival of representations and warranties, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Shareholders, their Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (“Shareholder Indemnitees”) from and against all claims, losses, Taxes, Liabilities, damages, deficiencies, interest and penalties, costs and expenses, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a “Loss” and collectively “Losses”) incurred by any of Shareholder Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Document (in each case without giving effect to any qualifications as to “materiality”, “material” or “Buyer Material Adverse Effect” (or any correlative terms)); (ii) any Taxes for which Buyer is responsible under Section 6.5(c), or (iii) any breach of any covenant or agreement of Buyer contained in this Agreement or any Ancillary Document.
(b)By the Shareholders. Subject to the provisions of this ARTICLE VIII, from and after the Closing:
(i)the Shareholders, severally and not jointly, shall indemnify, defend and hold harmless Buyer, its Affiliates (including after the Closing the Company and its Subsidiaries), and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Buyer Indemnitees”) from and against all Losses incurred by any of Buyer Indemnitees arising out of or relating to: (A) any breach of any representation or warranty made by the Company in this Agreement or in any Disclosure Schedules or Exhibits attached hereto or any Closing Certificate, (B) any breach of any covenant or agreement of the Company contained in this Agreement or any Closing Certificate, (C) any Shareholders’ Taxes that were unpaid as of the Closing Date to the extent not (1) taken into account in computing Closing Date Net Working Capital or Closing Indebtedness or (2) paid by the Shareholders pursuant to Section 6.5(c), (D) any claim by any Person with respect to any shares of capital stock or any other equity interest in the Company or its Subsidiaries or any securities exchangeable or exercisable for, or convertible into, any shares of capital stock or any other equity interest in the Company or its Subsidiaries (including with respect to any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other ownership interest in the Company or any Company Subsidiary), (E) any inaccuracies in the Allocation Schedule or any claims made with respect thereto, and (F) the Specified Matter.
(ii)Each Shareholder, severally and not jointly, agrees to indemnify and hold harmless Buyer Indemnitees from and against all Losses incurred by any of Buyer Indemnitees arising out of or relating to: (A) any breach of any representation or warranty made by such Shareholder in ARTICLE IV of this Agreement and (B) any breach of any covenant or agreement of such Shareholder contained in this Agreement.
(c)Limitations on Rights of Buyer Indemnitees. Except as set forth in this Section 8.2(c), (i) the Shareholders shall not be required to indemnify the Buyer Indemnitees under Section 8.2(b)(i)(A) or Section 8.2(b)(ii)(A) unless and until the aggregate amount of Losses incurred by the Buyer Indemnitees thereunder exceeds $1,000,000 (the “Deductible”), in which event the Buyer Indemnitees shall be entitled to recover only such Losses in excess of the Deductible thereunder (provided, that the Deductible shall not apply to claims for indemnification in respect of any inaccuracy in or breach of any of the Surviving Representations, or, for the avoidance of doubt, any claims of fraud or intentional misrepresentation), and (ii) the Shareholders’ aggregate maximum liability to the Buyer

Indemnitees under Section 8.2(b)(i)(A) shall not exceed an amount equal to the amount in the Indemnity Escrow Account (the “Cap”), and there shall be no further recovery under Section 8.2(b)(i)(A) by the Buyer Indemnitees once the funds in the Indemnity Escrow Account are exhausted or released (provided that the Cap shall not apply to claims for indemnification in respect of any inaccuracy in or breach of any of the Surviving Representations or the indemnification obligations in Section 8.2(b)(i)(B)-(F) or Section 8.2(b)(ii)(B) (which shall be subject to the aggregate maximum limitation set forth in Section 8.2(d) below) or, for the avoidance of doubt, any claims of fraud or intentional misrepresentation). Solely for the purpose of calculating the amount of any Losses arising out of or resulting from, any breach of any representation or warranty of the Shareholders or the Company contained in this Agreement, such representation or warranty shall be read without regard to any “materiality,” “material,” “Company Material Adverse Effect” or any correlative terms contain therein (provided, for the avoidance of doubt, that other defined terms that include the word “Material” shall be read to include such word).
(d)Satisfaction from Escrow; Pro Rata Liability; Aggregate Maximum Limitation on Liability of Shareholders. All claims for indemnification by the Buyer Indemnitees under Section 8.2(b)(i) shall be satisfied first from the Indemnity Escrow Account until the funds in the Indemnity Escrow Account are exhausted or released and then, to the extent the funds in the Indemnity Escrow Account are exhausted, from the Shareholders directly. All other claims for indemnification by the Buyer Indemnitees shall be recovered directly from the applicable Shareholder. The obligation of each Shareholder to indemnify Buyer Indemnitees for a Loss shall be limited to such Shareholder’s pro rata portion of the particular Loss based on such Shareholder’s share of the Closing Consideration Amount as set forth on the Allocation Schedule. Except in the case of fraud, the aggregate maximum liability of each Shareholders under Section 8.2(b) (including, without limitation, for breaches and failures of the Surviving Representations) shall not exceed the Closing Consideration Amount actually received by such Shareholder.
(e)Notwithstanding anything herein to the contrary, in no event shall any party to this Agreement be liable to any other party to this Agreement, and in no event shall any Shareholder be liable to any Buyer Indemnitee, for any Losses or other amounts under this ARTICLE VIII that are punitive damages, speculative damages, or damages that are not the reasonably foreseeable consequence of the breach except, in each case, to the extent such damages are required to be paid to a third party pursuant to the decision of a court from which no further appeal can be taken. Notwithstanding the foregoing, to the extent any lost profits are recoverable under this Agreement, the aggregate of all lost profits recoverable hereunder by any party hereto shall not exceed Five Million Dollars ($5,000,000) (and shall further be subject to the Cap, to the extent applicable to the bases for indemnification sought by such party).
(f)Other than with respect to claims of fraud or intentional misrepresentation, from and after the Closing, the rights of the Shareholder Indemnitees and the Buyer Indemnitees under this ARTICLE VIII shall be the sole and exclusive remedies of the Shareholder Indemnitees and the Buyer Indemnitees, respectively, with respect to claims under or otherwise relating to the Contemplated Transaction that are the subject of this Agreement and, after the Closing, the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect of this Agreement (whether sounding in contribution, tort, strict liability or otherwise); provided that Shareholders shall be entitled to seek specific performance from Buyer of its covenants under this Agreement. Nothing in this Agreement shall be deemed to override any obligation with respect to mitigation of Losses existing under applicable Law.
(g)Each of the Shareholder Indemnitees and the Buyer Indemnitees shall take reasonable steps to mitigate all indemnifiable Losses (including making all reasonable claims under applicable insurance policies) upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses hereunder, provided, that such mitigation does not disrupt the ongoing business operations of the Buyer Indemnitees, as applicable. For the avoidance of doubt, any reasonable out-of-pocket costs of the indemnified party incurred in connection with any mitigation undertaken pursuant to this Section 8.2(g) shall be deemed “Losses” of the indemnified party. For the further avoidance of doubt, the Buyer Indemnitees shall not be required to seek to recover from any insurer or other third-party prior to obtaining indemnification to the extent provided herein.
(h) (1) Except as set forth in ARTICLE III and ARTICLE IV hereof, none of the Shareholders, their affiliates or any of their respective officers, directors, employees or representatives make or have made (and the Buyer is not relying on) any other representation or warranty, express or implied, at law or in equity, in respect of the Contemplated Transaction, the Company, the capitalization of the Company and (2) except in the event of fraud or intentional misrepresentation, other than the indemnification obligations of the Shareholders set forth in ARTICLE VIII, none of the Shareholders, their affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Buyer or to any other person resulting from any information, documents or material made available to the Buyer, its affiliates or representatives, whether orally or in writing, in the “data room,” management presentations, responses to questions submitted on behalf of the Buyer or in any other form. Any such other representation or warranty is hereby expressly disclaimed. The Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the business for the purpose of evaluating the business and the transactions contemplated by this Agreement. In entering into this Agreement, the Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Shareholders or their representatives (except the specific representations and warranties of the Shareholders set forth in ARTICLE III and ARTICLE IV).
(i)Procedure.
(i)Direct Claims. If either a Buyer Indemnitee, on the one hand, or a Shareholder Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the “Indemnitee”) for any claim other than a claim asserted by a third party, the Indemnitee shall, as promptly as is practicable, give written notice to the party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Section 8.1 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice.
(ii)Third-party Actions (Other than Tax Contests).
(A)If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Indemnitor, then the Indemnitee shall promptly deliver to the Indemnitor a written notice describing, to the extent practicable, such matter in reasonable detail. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Section 8.2 with respect to such matter, except to the extent the Indemnitor is actually materially prejudiced by failure to give such notice. The Indemnitor shall have the right, at its option, to assume the defense of any such matter with its own counsel that is reasonably satisfactory to the Indemnitee, but only if the Indemnitor simultaneously agrees to indemnify the Indemnitee for such matter.
(B)If the Indemnitor elects to assume the defense of and indemnification for any such matter, then:
(1)notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (u) the Indemnitor fails to defend diligently the action or proceeding within ten (10) Business Days after receiving notice of such failure from the Indemnitee, (v) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, (w) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests, (x) any Litigation brought by any criminal or regulatory authority, (y) any Litigation seeking equitable or injunctive relief or damages that, when taken together with all other pending or resolved claims for indemnification, would exceed the Cap or (z) with respect to the Specified Matter;
(2)the Indemnitee shall make available to the Indemnitor books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor reasonably requests for the defense of such matter, and cooperate in reasonable ways with, the Indemnitor and its agents and upon the reasonable request of Indemnitor will enter into a joint defense agreement; and
(3)the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed, settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any judgment (x) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all liability in respect of such Litigation, (y) which includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnitee, or (z) in any manner that involves any injunctive relief against the Indemnitee or may materially and adversely affect the Indemnitee or would require the Indemnitee to pay any money.
(C)If the Indemnitor elects not to assume the defense of and indemnification for such matter or if the Indemnitor would not be eligible to do so pursuant this Section 8.2, then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor at the expense of the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed; provided further that the Indemnitee may elect to settle, adjust or compromise such matter if it irrevocably agrees not to seek indemnification for such matter.

(D)The procedures in this Section 8.2(i)(ii) shall not apply to matters subject to Section 8.2(i)(iii) (Tax Contests) or to direct claims of Shareholder Indemnitees or Buyer Indemnitees.
(iii)Tax Contests.
(A)If, following the Closing Date, Buyer or the Company or any Company Subsidiary receives from any Taxing Authority written notice of any Tax Contest with respect to which the Shareholders may reasonably have any liability for Shareholders’ Taxes, the Company shall promptly provide a copy of such notice to the Shareholders’ Representative; provided, that the Company’s failure to promptly provide a copy of such notice to the Shareholders’ Representative shall not relieve the Shareholders from their obligations under Section 8.2(b) except to the extent that the Shareholders are actually materially prejudiced by such failure.
(B)The Shareholders’ Representative shall have the right, at the Shareholders’ expense, to control, manage and be responsible for any Tax Contest with respect to a Pre-Closing Period and for which the Shareholders have an indemnification obligation under Section 8.2(b). Buyer may participate in such Tax Contest and the Shareholders shall not settle such Tax Contest without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Shareholders’ Representative shall keep Buyer reasonably informed of the progress of all such Tax Contests and shall provide Buyer copies of all material written communications with any Taxing Authority related to such Tax Contests.
(C)Buyer shall have the right to control, manage and be responsible for any Tax Contest relating to the Tax Liability of the Company or any of its Subsidiaries with respect to any Straddle Period. To the extent such Tax Contest relates to Shareholders’ Taxes, the Shareholders’ Representative may participate in such Tax Contest, and neither Buyer, the Company nor any of the Company’s Subsidiaries shall settle such Tax Contest without the consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall keep the Shareholders’ Representative reasonably informed of the progress of the Tax Contest in respect of any Straddle Period and shall provide Shareholders’ Representative copies of all material written communications with any Taxing Authority related to such Tax Contests.
(j)Subrogation. To the extent that the Indemnitor makes or is required to make any indemnification payment to the Indemnitee, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Affiliates may have against any other Person with respect to any Losses to which such indemnification payment is directly related, so long as the Indemnitee is not adversely affected thereby.
(k)Satisfaction of Claims and Escrow.
(i)Satisfaction of Claims. Any amounts required to be paid by the Shareholders to a Buyer Indemnitee pursuant to a claim for indemnification pursuant to Section 8.2(b)(i) shall be first satisfied from the funds on deposit in the Indemnity Escrow Account, in accordance with the terms hereof and of the Escrow Agreement, until there are no funds remaining on deposit in the Indemnity Escrow Account (due to the release of such funds pursuant to this Section 8.2(k) or otherwise), and thereafter, such amounts shall be payable directly by the Shareholders. Any amounts required to be paid by a Shareholder to a Buyer Indemnitee pursuant to a claim for indemnification pursuant to Section 8.2(b)(ii) shall be recovered directly from such Shareholder.
(ii)Indemnity Escrow Release.

(A)On the Indemnity Escrow Release Date, Buyer and the Shareholders’ Representative shall deliver a joint instruction letter instructing the Escrow Agent to disburse from the Indemnity Escrow Account to the Equityholders, by wire transfer of immediately available funds to the accounts set forth in the Allocation Schedule, an amount in cash equal to (i) the aggregate amount of funds on deposit in the Indemnity Escrow Account as of the Indemnity Escrow Release Date less (ii) the aggregate amount of all outstanding claims for indemnification (if any) by Buyer Indemnitees as specified in a certificate (the “Escrow Reserve Notice”) that is delivered by Buyer to the Escrow Agent and the Shareholders’ Representative prior to the Indemnity Escrow Release Date, which certificate shall identify each then outstanding claim by a Buyer Indemnitee for indemnification under Section 8.2(b) together with Buyer’s good faith estimate of the maximum amount for each such indemnification claim. Funds in an amount equal to the aggregate maximum amount of all claims specified on the Escrow Reserve Notice (the “Escrow Reserved Funds”) shall remain on deposit in the Escrow Account until released to a Buyer Indemnitee in satisfaction of a resolved indemnification claim pursuant to Section 8.2(k)(i) or to the Shareholders’ Representative pursuant to Section 8.2(k)(ii).
(B)After final resolution of an outstanding claim for indemnification identified in the Escrow Reserve Notice, Buyer and the Shareholders’ Representative shall promptly deliver a joint letter instructing the Escrow Agent to disburse from the Indemnity Escrow Account to the Equityholders, by wire transfer of immediately available funds to the accounts set forth in the Allocation Schedule, the amount of the Escrow Reserved Funds corresponding to such resolved claim (net of any amounts of such Escrow Reserved Funds released to a Buyer Indemnitee in satisfaction of such resolved claim pursuant to Section 8.2(k)(i)).
(C)Any payments made to the Equityholders pursuant to this Section 8.2(k)(ii) shall be allocated among the Equityholders as set forth in the Allocation Schedule.
(l)Insurance Proceeds. If any Buyer Indemnitee or Shareholder Indemnitee receives insurance proceeds as a result of any Losses with respect to which it has also received an indemnification payment or payments from the Buyer or any Shareholders, as the case may be, hereunder, the Buyer Indemnitee or the Shareholder Indemnitee shall pay the amount of such insurance proceeds (net of any increase in premiums resulting from the receipt of such payment and out-of-pocket costs or expenses reasonably incurred in connection with recovering any such amounts, and in no event in excess of the indemnification payment or payments actually received from the Buyer or a Shareholder, as the case may be, with respect to such Losses hereunder) to such party as such insurance proceeds are actually received by the Buyer Indemnitee or the Shareholder Indemnitee.
(m)No Duplication. Any Loss for which indemnification is sought pursuant to this ARTICLE VIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement, and net of any Tax benefit actually realized by the indemnified party from the accrual or recognition of such Loss no later than in respect of the applicable Tax Return for the Tax year in respect of which the applicable Loss is claimed. A Tax benefit shall be considered to have been actually realized in a Tax year, to the extent the indemnified party’s Taxes for such Tax year would have been greater but for the recognition of a Loss.
ARTICLE IX
Miscellaneous
9.1.Shareholders’ Representative.
(a)Appointment of Shareholders’ Representative. Each of the Shareholders hereby constitutes and irrevocably appoints, effective from and after the date hereof, the Shareholders’ Representative as such Shareholder’s agent and attorney-in-fact to act as Shareholders’ Representative under this Agreement and the Ancillary Documents in accordance with the terms of this Section 9.1 and the Ancillary Documents. In the event of the resignation, death or incapacity of the Shareholders’ Representative, a successor Shareholders’ Representative reasonably satisfactory to Buyer (provided, however, that any Affiliate of the then-current Shareholders’ Representative shall be deemed to be reasonably satisfactory to Buyer) shall thereafter be appointed by an instrument in writing signed by such successor Shareholders’ Representative and by those Shareholders who, immediately prior to the date hereof, held a majority of the outstanding shares of Common Stock held by all Shareholders, and such appointment shall become effective as to any such successor Shareholders’ Representative when a copy of such instrument shall have been delivered to Buyer.
(b)Authority. The Shareholders’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Shareholders (with full power of substitution in the premises) in connection with (i) the indemnity provisions of ARTICLE VIII and the working capital adjustment provisions of ARTICLE II, in each case as they relate to the Shareholders generally and (ii) such other matters as are reasonably necessary for the consummation of the Contemplated Transactions including, without limitation, (A) to receive all payments owing to the Shareholders under this Agreement, (B) to terminate, amend, waive any provision of, or abandon, this Agreement or any of the Ancillary Documents, (C) to act as the representative of the Shareholders to review and authorize all claims and disputes or question the accuracy thereof, (D) to negotiate and compromise on their behalf with Buyer any claims asserted thereunder and to authorize payments to be made with respect thereto, (E) to take such further actions as are authorized in this Agreement or the Ancillary Documents, and (F) in general, do all things and perform all acts, including, without limitation, executing and delivering all agreements (including the Escrow Agreement and the Ancillary Documents), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Shareholders’ Representative to be necessary or desirable in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions. Buyer shall be entitled to rely on such appointment and to treat the Shareholders’ Representative as the duly appointed attorney-in-fact of each Shareholder. The Shareholders shall cooperate with the Shareholders’ Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder. Each Shareholder by execution of this Agreement, and without any further action, confirms such appointment and authority. Notices given to the Shareholders’ Representative in accordance with the provisions of this Agreement shall constitute notice to the Shareholders for all purposes under this Agreement.
(c)Extent and Survival of Authority. The appointment of the Shareholders’ Representative is an agency coupled with an interest and is irrevocable and any action taken by the Shareholders’ Representative pursuant to the authority granted in this Section 9.1 shall be effective and absolutely binding on each Shareholder notwithstanding any contrary action of or direction from such Shareholder, except for actions or omissions of the Shareholders’ Representative constituting willful misconduct or gross negligence. The death or incapacity, or dissolution or other termination of existence, of any Shareholder shall not terminate the authority and agency of the Shareholders’ Representative. Buyer and any other party to an Ancillary Document in dealing with the Shareholders’ Representative may conclusively and absolutely rely, without inquiry, upon any act of the Shareholders’ Representative as the act of the Shareholder.
(d)Release from Liability; Indemnification. Each Shareholder hereby releases the Shareholders’ Representative from, and each Shareholder agrees to indemnify the Shareholders’ Representative against, liability to such Shareholder for any action taken or not taken by the Shareholders’ Representative in his capacity as such (including the expenses referred to in Section 9.1(e) hereof), except for the liability of the Shareholders’ Representative to a Shareholder for loss which such Shareholder may suffer from the willful misconduct or gross negligence of the Shareholders’

Representative in carrying out his duties hereunder or under the Ancillary Documents. The Shareholders’ Representative shall not be liable to any Shareholder or to any other Person (other than Buyer), with respect to any action taken or omitted to be taken by the Shareholders’ Representative in his role as Shareholders’ Representative under or in connection with this Agreement, unless such action or omission results from or arises out of willful misconduct or gross negligence on the part of the Shareholders’ Representative, and the Shareholders’ Representative shall not be liable to any Shareholder in the event that, in the exercise of his or its reasonable judgment, the Shareholders’ Representative believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Buyer against the Shareholders.
(e)Reimbursement of Expenses. The Shareholders’ Representative shall receive no compensation for service as such but shall receive reimbursement from, and be indemnified by, the Shareholders, pro rata in accordance with the number of shares of Capital Stock held by each Shareholder as of the Closing Date, for any and all expenses, charges and liabilities, including, but not limited to, reasonable attorneys’ fees, incurred by the Shareholders’ Representative in the performance or discharge of his duties pursuant to this Section 9.1.
9.2.Termination.
Termination. Except as provided in Section 9.2(b), this Agreement may be terminated and the Contemplated Transaction abandoned at any time prior to the Closing:
(a)    by mutual agreement of the Buyer and the Company; and
(b)    by Buyer or the Company if the Closing Date shall not have occurred by the date that is (120) days after the date hereof; provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement and such breach has not been cured within sixty (60) calendar days after written notice thereof; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
9.3.Effect of Termination.
In the event of termination of this Agreement as provided in Section 9.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Company, any Stockholder, Shareholders’ Representative, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any Willful and Material Breaches of this Agreement, any Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of this ARTICLE IX (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE IX.

9.4.Waiver of Conflicts.
Each of the Buyer, the Company and each Shareholder acknowledges and agrees that: (i) Foley Hoag LLP has acted as counsel for the Company and Altisource in connection with this Agreement and the transactions contemplated hereby and no other party; (ii) all communications between the Company, on the one hand and Foley Hoag LLP, on the other hand, relating to the drafting, negotiation, and execution of this Agreement and any disputes relating to this Agreement or the Contemplated

Transactions shall be deemed to be attorney-client confidences that belong solely to Altisource and not to the Company or any other party (“Privileged Transaction Communications”); and (iii) the Buyer shall not have access to any such communications, or to the files of Foley Hoag LLP related to such representation of the Company or Altisource. For the avoidance of doubt, in the event of any dispute between or among the Buyer, the Company and the Shareholders after the Closing, Altisource may assert the attorney-client privilege to prevent disclosure of Privileged Transaction Communications. In the event of any Litigation between the Buyer or the Company, on the one hand, and a third-party that is not a Shareholder, on the other hand, the Buyer and the Company may assert (but not waive) the attorney-client privilege, attorney work product doctrine, or other applicable privilege to prevent the disclosure of any Privileged Transaction Communications. The Buyer and the Company hereby agree that, if Altisource so desires, Foley Hoag LLP (or its successors) shall be permitted to represent Altisource and any Shareholder after the Closing in connection with any matter, including without limitation (x) any dispute related to the transactions contemplated by this Agreement, (y) claims for indemnification under this Agreement, and (z) disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement or the Contemplated Transactions. Each of the parties (on behalf of itself and its Affiliates) hereby consents to such representation and waives any conflict of interest arising therefrom. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel or has been advised they should do so in this connection.
9.5.Expenses.
All fees and expenses incurred in connection with the Contemplated Transactions (except for filing fees incurred or imposed in connection with obtaining any necessary or appropriate governmental approvals under any Antitrust Laws, which shall be split and paid fifty percent (50%) by the Company and fifty percent (50%) by Buyer,) shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided that the Shareholders shall bear any costs or expenses incurred by the Company in connection with the consummation of the Contemplated Transactions.
9.6.Notices.
All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date sent by electronic mail (provided the sender also sends a confirming copy of such notice pursuant to clause (c) or (d) on the same day such email is sent), (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.6):

If to the Company:    Pointillist, Inc.
    321 Summer St.
    Boston, MA 02210
Attn: Ronald Rubbico
E-Mail: ron.rubbico@pointillist.com

With a copy (which shall not constitute notice) to:

    Foley Hoag LLP
    155 Seaport Blvd,
    Boston, MA 02210
Attn: Dave Broadwin
E-Mail: DAB@foleyhoag.com

If to the Shareholders:    Equator, LLC
    42, avenue Monterey
    L-2163 Luxembourg
    Attn: Corporate Secretary
E-Mail: contractmanagement@altisource.com

With a copy (which shall not constitute notice) to:

    Foley Hoag LLP
    155 Seaport Blvd,
    Boston, MA 02210
Attn: Dave Broadwin
E-Mail: DAB@foleyhoag.com

If to the Shareholders'
Representative:    Equator, LLC
    42, avenue Monterey
    L-2163 Luxembourg
    Attn: Corporate Secretary
E-Mail: contractmanagement@altisource.com

With a copy (which shall not constitute notice) to:

    Foley Hoag LLP
    155 Seaport Blvd,
    Boston, MA 02210
Attn: Dave Broadwin
E-Mail: DAB@foleyhoag.com

If to Buyer:            Genesys Cloud Services, Inc.
                2001 Junipero Serra Blvd
Daly City, CA 94014
Attn: Jim Rene
    E-Mail: Jim.Rene@genesys.com

With a copy (which shall not constitute notice) to:

    Fried, Frank, Harris, Shriver & Jacobson LLP
    801 17th Street, NW
    Washington, DC 20006
Attn: Brian Mangino, Esq.
E-Mail: Brian.Mangino@friedfrank.com
9.7.Governing Law.
This Agreement and any claims or disputes relating to or arising from this Agreement (whether based in contract, tort, or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the state of Delaware applicable to agreements made and to be performed entirely within such Delaware, including all matters of construction, validity and performance.
9.8.Entire Agreement.
This Agreement, together with the Exhibits hereto, the Company Disclosure Schedule, the Buyer Disclosure Schedule and the Ancillary Documents, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.
9.9.Severability.
Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
9.10.Amendment.
Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and the Shareholders’ Representative; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.
9.11.Effect of Waiver or Consent.
No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

9.12.Parties in Interest; Limitation on Rights of Others.
The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that Buyer Indemnitees or Shareholder Indemnitees who are not otherwise a party to this Agreement shall be third party beneficiaries of this Agreement.
9.13.Assignability.
This Agreement shall not be assigned by the Company or any Shareholder without the prior written consent of Buyer. Prior to Closing, this Agreement shall not be assigned by Buyer without the prior written consent of the Shareholders’ Representative; provided, that Buyer may assign its rights and obligations under this Agreement without such required consent to an Affiliate of Buyer, which assignment shall not relieve Buyer of its obligations hereunder. After the Closing, Altisource may assign its rights and obligations under this Agreement without such required consent to an Affiliate of Altisource, which assignment shall not relieve Altisource of its obligations under this Agreement..
9.14.Jurisdiction; Court Proceedings; Waiver of Jury Trial.
Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement may be brought in any federal or state court located in the county of New Castle, Delaware and each of the parties hereby agrees that it will not object to the jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the count of New Castle, Delaware, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.
9.15.No Other Duties.
The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.
9.16.Remedies.
All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

9.17.Specific Performance.
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
9.18.Counterparts.
This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
9.19.Further Assurance.
If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.
(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BUYER:

GENESYS CLOUD SERVICES, INC.

By:______________________________
Name: Brian Swartz
Title: Chief Financial Officer

COMPANY:

POINTILLIST, INC.

By:______________________________
Name: Ronald Rubbico
Title:President and Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:

EQUATOR, LLC, solely in its capacity as Shareholders’ Representative

By:______________________________
Name: William B. Shepro
Title: Manager

SHAREHOLDERS:

Altisource, S.à.r.l.

By:______________________________
Name: William B. Shepro
Title: Manager

Ronald Rubbico

By:______________________________

William Thiel

By:______________________________

Joseph Pirone

By:______________________________

Shane Cough

By:______________________________

Stephen D. Offsey

By:______________________________

Gina Haley Shepro

By:______________________________

STS Master Fund, Ltd

By:______________________________
Name: Brad Craig
Title: Director

Peter Pantano

By:______________________________

Mark Fritzen

By:______________________________

Mohan Bharath Garapati

By:______________________________

Ronald Taylor Locke

By:______________________________

Brett Pacelli

By:______________________________